                                   EXHIBIT 5

                            ETHYOL(R) (AMIFOSTINE)


              DISTRIBUTION AND MARKETING COLLABORATION AGREEMENT


                                    BETWEEN


                              US BIOSCIENCE, INC.


                                      AND


                                ALZA CORPORATION




                               DECEMBER 12,1995


            * The Confidential material contained herein has been omitted and has been separately filed with the Commission.

                               TABLE OF CONTENTS


ARTICLE - I.................................................................   1

DEFINITIONS.................................................................   1
              1.1   "AFFILIATE".............................................   1
              1.2   "ALZA"..................................................   2
              1.3   "COLLABORATION COMMITTEE"...............................   2
              1.4   "COMMERCIAL KNOW-HOW"...................................   2
              1.6   "COPROMOTION PERIOD"....................................   2
              1.7   "DEVELOPMENT COSTS".....................................   2
              1.8   "EFFECTIVE DATE"........................................   2
              1.9   "EXTENSION PERIOD"......................................   2
              1.10  "FDA"...................................................   2
              1.11  "LAUNCH DATE"...........................................   3
              1.12  "MANAGED CARE SETTING"..................................   3
              1.13  "MARKETING PLAN"........................................   3
              1.15  "NET SALES".............................................   3
              1.16  "PATENTS"...............................................   4
              1.17  "PRODUCT"...............................................   4
              1.18  "REGULATORY APPROVAL"...................................   4
              1.19  "RESEARCH AND DEVELOPMENT"..............................   4
              1.20  "RESIDUAL PERIOD".......................................   4
              1.21  "SALES CALL"............................................   4
              1.22  "SCIENTIFIC KNOW-HOW"...................................   5
              1.23  "SPECIFICATIONS"........................................   5
              1.24  "TERRITORY".............................................   5
              1.25  "THIRD PARTY"...........................................   5
              1.26  "TRADEMARK".............................................   5
              1.27  "USB"...................................................   5
              1.28  "VIAL"..................................................   5

ARTICLE II..................................................................   6
              2.1   Collaboration Committee.................................   6
              2.2   Meetings................................................   6
              2.3   Specific Responsibilities of the COLLABORATION
                    COMMITTEE...............................................   6
              2.4   Quorum; Voting..........................................   7

ARTICLE III.................................................................   8
              3.1   Appointment of ALZA as Exclusive Distributor;
                    Use of TRADEMARKS.......................................   8
              3.2   Acceptance of Appointment...............................   9
              3.3   No Rights by Implication; USB Retained Rights...........   9
              3.4   No Sales outside the TERRITORY..........................  10
              3.5   No Competitive Products.................................  10
              3.6   Extension of COPROMOTION PERIOD.........................  11

ARTICLE IV..................................................................  14
              4.1   Advertising and Promotional Materials...................  14
              4.2   Marketing Plan..........................................  16
              4.3   Party Names; Packaging and Labelling....................  16
              4.4   Advertising and Promotional Expenses....................  17

                                       i
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              4.5   ALZA Sales Efforts and Sales Force......................  18
              4.6   Medical Inquiries.......................................  20
              4.7   Customer Complaints.....................................  20
              4.8   USB Sales Efforts and Sales Force.......................  21
              4.9   Training................................................  22
              4.10  SALES CALL Reports......................................  22

ARTICLE V...................................................................  23
              5.1   Oversight...............................................  23
              5.2   Responsibilities of the Parties.........................  23
              5.3   Compliance with Law.....................................  25
              5.4   DEVELOPMENT COSTS.......................................  25

ARTICLE VI..................................................................  25
              6.1   Purchase Orders.........................................  25
              6.2   Supply of PRODUCT.......................................  25
              6.3   Purchase Volumes........................................  26
              6.4   Rolling Twelve Month Forecasts..........................  26
              6.5   Introduction and Supply of
                    Nonrefrigerated PRODUCT.................................  26
              6.6   Purchase Price Per VIAL for PRODUCT.....................  27
              6.7   USB Shipment............................................  29
              6.8   Title to PRODUCT........................................  29
              6.9   Payment for PRODUCT.....................................  30
              6.10  PRODUCT Warranty........................................  30
              6.11  Quality Assurance; Defective PRODUCTS...................  30
              6.12  SPECIFICATIONS..........................................  32
              6.13  Alternate Manufacture...................................  32
              6.14  Bankruptcy..............................................  33

ARTICLE VII.................................................................  34
              7.1   Upfront Payments and Distribution Fees..................  34
              7.2   Loan....................................................  35

ARTICLE VIII................................................................  35
              8.1   Reverse PRODUCT Payment.................................  35
              8.2   Reverse PRODUCT Payment Terms...........................  37
              8.3   USB Diligence...........................................  37

ARTICLE IX..................................................................  37
              9.1   Licenses, Filings, Registrations,
                    Permits and REGULATORY APPROVALS........................  37
              9.2   Communication With Agencies.............................  37
              9.3   Governmental Inspections................................  38
              9.4   Adverse Reactions, etc..................................  38
              9.5   PRODUCT Recalls, etc....................................  39

ARTICLE X...................................................................  40
              10.1  Ownership of SCIENTIFIC KNOW-HOW and COMMERCIAL
                    KNOW-HOW; Disclosure....................................  40

                                      ii
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              10.2  Confidential Information................................  42
              10.3  AFFILIATES and Sublicensees.............................  43
              10.4  Ownership...............................................  44
              10.5  Legal Proceedings.......................................  44
              10.6  Public Announcements....................................  44
              10.7  Publications............................................  45

ARTICLE XI..................................................................  45
              11.1  THIRD PARTY Patent or Trademark Litigation..............  45
              11.2  Infringement............................................  45
              11.3  Control of Litigation, Assistance and Settlement........  46
              11.4  Expenses and Awards.....................................  46
              11.5  Obligation to Inform....................................  46

ARTICLE XII.................................................................  46
              12.1  Term....................................................  47
              12.2  Termination by Either Party.............................  47
              12.3  Termination by ALZA.....................................  47
              12.4  Termination by USB......................................  48

ARTICLE XIII................................................................  48
              13.1  Monies Paid or Due......................................  48
              13.2  Termination of Distribution Rights......................  49
              13.3  Remaining PRODUCT.......................................  50
              13.4  Transfer of Information.................................  50
              13.5  Transfer of Reimbursement Approvals and
                    Purchase Contracts......................................  50
              13.6  Survival of Rights......................................  50
              13.7  Rights Not Exclusive....................................  51
              13.8  Safety Events...........................................  51

ARTICLE XIV.................................................................  51
              14.1  Records.................................................  51
              14.2  Place of Payment; Interest..............................  52
              14.3  No Set-offs, etc........................................  52
              14.4  Taxes...................................................  52

ARTICLE XV..................................................................  53
              15.1  Mutual Authority........................................  53
              15.2  Compliance with Applicable Laws.........................  53
              15.3  Debarment...............................................  53

ARTICLE XVI.................................................................  53
              16.1  Indemnification by ALZA.................................  53
              16.2  Indemnification by USB..................................  54
              16.3  Conditions to Indemnification...........................  54
              16.4  Settlements, etc........................................  54
              16.5  Limitation of Liability.................................  54
              16.6  Insurance...............................................  55

                                      iii
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ARTICLE XVII................................................................  55
              17.1  Force Majeure...........................................  55
              17.2  Governing Law...........................................  55
              17.3  Injunctive Relief.......................................  55
              17.4  Dispute Resolution......................................  56
              17.5  Severability............................................  56
              17.6  Entire AGREEMENT........................................  57
              17.7  Amendment...............................................  57
              17.8  Notices.................................................  57
              17.9  Assignment and Binding Effect...........................  58
              17.10 Headings and References.................................  59
              17.11 No Agency...............................................  59
              17.12 No Strict Construction..................................  59
              17.13 Counterparts............................................  59

LIST OF APPENDICES
Appendix A - DEVELOPMENT COSTS..............................................  61

THIS DISTRIBUTION AND MARKETING COLLABORATION AGREEMENT (hereinafter "AGREEMENT") is made this 12th day of December, 1995, between US Bioscience, Inc., a Delaware corporation ("USB"), and ALZA Corporation, a Delaware corporation ("ALZA").

     WITNESSETH THAT:

     WHEREAS, USB is developing Ethyol(R) (amifostine) for use in reducing toxicities of certain chemotherapeutic agents and as a radioprotective agent.

     WHEREAS, ALZA is in the business of developing and commercializing pharmaceutical products and USB desires to obtain the expertise of ALZA as USB's exclusive distributor for Ethyol in the United States.

     WHEREAS, USB and ALZA desire that USB copromote Ethyol with ALZA in the United States.

     WHEREAS, USB and ALZA desire to enter into an agreement to conduct further clinical tests, promote, market, sell and distribute PRODUCT in the TERRITORY (as such terms are hereinafter defined) on the terms set forth in this AGREEMENT.

     NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties agree as follows:

                                  ARTICLE - I

                                  DEFINITIONS


      1.1  "AFFILIATE" shall mean any corporation, firm, partnership or other
            ---------
entity, whether de jure or de facto, which, at the time in question, is directly or indirectly owned by or controlled by, or under common control with, ALZA or USB, as the case may be. For the purposes of this definition, "control" shall mean the ownership, directly or indirectly, of more than 50% (fifty percent) of the voting stock or shareholders' equity of a corporation or, in the case of a non-corporate entity, the right to receive more than 50% (fifty percent) of either the profits or the assets upon dissolution.

      1.2  "ALZA" shall mean ALZA Corporation and its AFFILIATES.
            ----

      1.3  "COLLABORATION COMMITTEE" shall mean the committee described in
            -----------------------
Article II.

      1.4   "COMMERCIAL KNOW-HOW"  shall mean all commercial trade secret
             --------------------
information relating to commercialization of the PRODUCT, and shall include without limitation, customer lists, MARKETING PLANS, surveys, SALES CALL lists, market research, customer information, service information, marketing strategy, training materials, sales and marketing materials prepared by or on behalf of ALZA or USB, and other information in the possession of a party or its agents relating to advertising, marketing, promotion or commercial sale of PRODUCT.

     1.5  "CONTRACT YEAR" shall mean the period beginning the first day of the
           --------------
first full calendar quarter following the LAUNCH DATE and ending on the first anniversary thereof, and each consecutive twelve-month period thereafter during the COPROMOTION PERIOD.

      1.6  "COPROMOTION PERIOD" shall mean the period beginning on the date
            ------------------
hereof and continuing until the end of the fifth CONTRACT YEAR, unless terminated earlier in accordance with the provisions of Article XII hereof.

      1.7  "DEVELOPMENT COSTS" shall mean all costs incurred and appropriately
            -----------------
documented by a party in connection with RESEARCH AND DEVELOPMENT, plus the costs of attainment and maintenance of necessary regulatory approvals for PRODUCT as such costs are determined in accordance with Appendix A hereto.

      1.8  "EFFECTIVE DATE" shall mean the date as of which this AGREEMENT is
            --------------
effective and shall be the date of this AGREEMENT as first written above.

      1.9  "EXTENSION PERIOD"  shall mean the period, if any, during which the
            -----------------
COPROMOTION PERIOD is extended by ALZA in accordance with the provisions of
Section 3.6 hereof.

      1.10  "FDA" shall mean the United States Food and Drug Administration.
             ---

      1.11  "LAUNCH DATE" shall mean the date of first commercial sale of
             -----------
PRODUCT in the TERRITORY by ALZA.

      1.12  "MANAGED CARE SETTING"  shall mean an HMO, IPO, PPO, PBM, VA or
             --------------------
military hospital and/or state medicaid organization or other similar organization for delivery of health care or prescription benefits in a managed care setting. A sales call in a MANAGED CARE SETTING is one in which a face-to-face meeting takes place between the appropriate managed care representative with decision-making authority and a professional representative of the applicable party, in which meeting a presentation is made with the goal of obtaining formulary listing for PRODUCT, reimbursement approval for PRODUCT or a government contract for the purchase of PRODUCT.

      1.13  "MARKETING PLAN" shall have the meaning ascribed to it in Section
             --------------
4.2 of this AGREEMENT.

     1.14  "NDA" shall mean USB's New Drug Application for PRODUCT (No. 20,221)
            ---
filed in accordance with the requirements of the FDA.

      1.15  "NET SALES" means the total invoiced price of PRODUCT charged to an
             ---------
unaffiliated THIRD PARTY (whether an end-user, wholesaler, distributor or otherwise) in the TERRITORY, net of returns and rejections, and after deducting, to the extent charged or credited to the purchaser and identified on the invoice or other documentation related to the sale, any sales or similar taxes, packaging charges, freight, insurance, trade and quantity discounts, chargebacks and allowances and rebates (including government-mandated rebates) and, with respect to portions of the TERRITORY which are U.S. territories or possessions (and not states or the District of Columbia), commissions paid to THIRD PARTY distributors who act as sales agents for the PRODUCT in such territories or possessions. For purposes of calculating NET SALES under this AGREEMENT, all sales of PRODUCT hereunder made for other than cash, shall be deemed to be made for cash, at the average NET SALES price of PRODUCT in the TERRITORY for the relevant quarter. There will be only one NET SALE per VIAL. NET SALES shall not include sales between a party and any of its AFFILIATES intended for resale; in such cases, the resale shall be the sale as to which NET SALES are determined hereunder. For sales pursuant to a relationship with a distributor, the sale to the distributor (and not any sale by the distributor, except as may be provided in Section 8.1 of this AGREEMENT) shall be the sale as to which NET SALES are determined hereunder.

      1.16  "PATENTS" shall mean all patents and patent applications in the
             -------
TERRITORY which are owned or controlled, in whole or in part, by either party or jointly by the parties, and in which either party has now the right to grant licenses, which generically or specifically claim (i) PRODUCT, (ii) process for manufacturing PRODUCT, (iii) intermediate used in such manufacturing process,
(iv) method to formulate or deliver PRODUCT, (v) use of PRODUCT, (vi) improvement of PRODUCT or intermediate or any manufacturing process required or useful for the production of PRODUCT, or (vii) any item of SCIENTIFIC KNOW-HOW which is otherwise necessary or useful to make, use or sell PRODUCT. The scope of the term PATENTS includes without limitation all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions of any PATENTS. Prior to the EFFECTIVE DATE, USB has provided ALZA with a list of all issued PATENTS. As additional PATENTS issue, USB will promptly notify ALZA in writing of the PATENT number and date of issuance.

      1.17  "PRODUCT" shall mean any product containing amifostine (Ethyol(R))
             -------
as an active ingredient and any improvements thereto, including without limitation any other dosage strengths and the nonrefrigerated formulation of PRODUCT.

      1.18  "REGULATORY APPROVAL" shall mean the FDA approval for the PRODUCT
             -------------------
(including any prerequisite manufacturing approval or authorization related thereto) that is required for commercial sale of the PRODUCT in the TERRITORY, and shall not include any THIRD PARTY reimbursement approvals.

      1.19  "RESEARCH AND DEVELOPMENT" shall mean preclinical and clinical
             ------------------------
research and development of the PRODUCT.

      1.20  "RESIDUAL PERIOD"  shall mean the period during which reverse
             ----------------
PRODUCT payments are due to ALZA under this AGREEMENT.

      1.21  "SALES CALL" shall mean a face-to-face meeting, in an individual or
             ----------
group practice setting, between a health care professional with prescribing authority and a professional representative of the applicable party during which a Major Presentation of PRODUCT is made to such health care professional. When used as a verb, "SALES CALL" shall mean to engage in a SALES CALL. The term "Major Presentation" as used in this section shall mean a PRODUCT presentation during which key PRODUCT attributes are verbally presented.

      1.22  "SCIENTIFIC KNOW-HOW" shall mean all information and expertise that
             -------------------
relates to PRODUCT, other than COMMERCIAL KNOW-HOW, and shall include without limitation all chemical, pharmacological, toxicological, clinical, pharmacoeconomic data, assay, quality control and manufacturing data and any other scientific information and reagents relating to PRODUCT and useful or required for the RESEARCH AND DEVELOPMENT of PRODUCT that is known as of the EFFECTIVE DATE of this AGREEMENT or developed after the date of this AGREEMENT, to the extent that the party with knowledge thereof has the right to disclose it to the other party in accordance with this AGREEMENT. In addition, the scope of the term "SCIENTIFIC KNOW-HOW" shall include all data, information and results that relate to PRODUCT obtained from the RESEARCH AND DEVELOPMENT of USB and/or ALZA of the PRODUCT contemplated by this AGREEMENT, other than COMMERCIAL KNOW-HOW.

      1.23  "SPECIFICATIONS" shall have the meaning ascribed to it in Section
             --------------
6.12.

      1.24  "TERRITORY" shall mean the United States of America and its
             ---------
possessions and territories.

      1.25  "THIRD PARTY" shall mean any person other than a party (including
             -----------
its AFFILIATES) to this AGREEMENT.

      1.26  "TRADEMARK" means a trademark such as Ethyol(R) and any variation
             ---------
thereof or substitute mark proposed by USB and approved by ALZA, including approval of its trademark counsel (such approval not to be unreasonably withheld) for use with PRODUCT in the TERRITORY, whether such mark is pending, allowed or registered. The TRADEMARK or TRADEMARKS approved by the parties for the PRODUCT will be owned by USB and designated in writing by USB, and shall be registered and maintained by USB at its sole expense.

      1.27  "USB" shall mean U.S. Bioscience, Inc. and its AFFILIATES.
             ---

      1.28  "VIAL" shall mean with respect to the PRODUCT a vial containing 500
             ----
mg. amifostine.

                                  ARTICLE II

                            COLLABORATION COMMITTEE
                            -----------------------

      2.1  Collaboration Committee.  To facilitate the collaboration, promptly
           -----------------------
after the EFFECTIVE DATE, the parties shall set up a committee containing senior marketing/sales, clinical research, regulatory and business development members from both parties (hereinafter the "COLLABORATION COMMITTEE"), and such COLLABORATION COMMITTEE shall, in good faith, (i) determine the overall strategy for this collaboration, (ii) coordinate the parties' activities hereunder and
(iii) approve plans for the collaboration. The COLLABORATION COMMITTEE shall consist of eight members, four of whom shall be appointed by ALZA and four of whom shall be appointed by USB. Each party shall designate its members to the COLLABORATION COMMITTEE and shall notify in writing the other party if it substitutes any of its members of the COLLABORATION COMMITTEE. In addition, if one or more members of the COLLABORATION COMMITTEE is unavailable for any meeting, such member may designate a substitute to participate in lieu of the absent member.

      2.2  Meetings.  The COLLABORATION COMMITTEE shall meet at such times and
           --------
places as it may select but, in any event, it shall meet at least four (4) times per CONTRACT YEAR after the EFFECTIVE DATE, and in addition shall meet within thirty (30) days after the EFFECTIVE DATE and shall determine the number of meetings to be held between the EFFECTIVE DATE and the LAUNCH DATE. If the COLLABORATION COMMITTEE does not determine to meet elsewhere, its meetings shall alternate locations between the parties with the first meeting to be held at USB's offices located in West Conshohocken, Pennsylvania and the next meeting to be held at ALZA's offices located in Palo Alto, California. The COLLABORATION COMMITTEE may meet in person or by telephone or video conference, and individual
members may participate in any of the foregoing ways.   All cost of
participation by each member in the activities of the COLLABORATION COMMITTEE shall be borne by the party appointing such member.

      2.3  Specific Responsibilities of the COLLABORATION COMMITTEE.  In
           --------------------------------------------------------
addition to its
overall responsibility for the collaboration established by this AGREEMENT, the COLLABORATION COMMITTEE shall, in particular, with respect to the PRODUCT be responsible for:

     (a)  establishing overall strategy for commercialization in the TERRITORY;

     (b) review and approve MARKETING PLANS, review and comment on the marketing budget, and sales and marketing strategies, including the launch plan, positioning statement and detailing message for the PRODUCT;

     (c) review and comment on sales training, advertising and promotional materials;

     (d)  planning of publications;

     (e) review and comment on the marketing, selling and promotional efforts geographically and among market segments;

     (f)  coordination of the deployment of sales forces of ALZA and USB;

     (g) determination of presence at major conferences and meetings in oncology in addition to those set forth in Section 4.5 (e) below;

     (h) review and comment on the RESEARCH AND DEVELOPMENT plans of each party, including proposed protocols for new studies;

     (i) establishing procedures for coordination of activities of the parties to assure regulatory compliance with respect to the PRODUCT; and

     (j) performing such other functions as appropriate to further the commercial success of the PRODUCT in the TERRITORY and the purposes of this AGREEMENT as determined by the parties, including the periodic evaluation of performance against goals.

The COLLABORATION COMMITTEE shall not be responsible for determining PRODUCT pricing, discounts, reimbursement approvals, managed care contracts or other price-related matters, which shall be the sole responsibility of ALZA.

     2.4  Quorum; Voting.  The presence of at least four (4) members, two (2) of
          --------------
whom shall have been selected by each party, shall constitute a quorum for purposes of consideration and action by the COLLABORATION COMMITTEE. Each member shall have one vote on all matters, and whenever action is to be taken by vote of the COLLABORATION COMMITTEE, it shall be authorized by a majority of the votes cast, provided that such majority shall include at least one (1) vote cast by a member selected by USB and one (1) vote cast by a member selected by ALZA. For matters as to which the COLLABORATION COMMITTEE is to review and provide comment (rather than take action or make a determination), or matters as to which the COLLABORATION COMMITTEE is deadlocked, USB shall have the tie-breaking vote with respect to USB clinical and medical, safety and regulatory compliance issues, and ALZA shall have the tie-breaking vote with respect to sales, marketing, ALZA Phase IV clinical, and all promotional issues. If the COLLABORATION COMMITTEE is unable to obtain the vote required to approve, or take other action on, any matter, or if four members of the COLLABORATION COMMITTEE wish to contest a deadlock-breaking vote by one party's members, then the matter may be approved or settled in accordance with Section 17.4, and any requirement for approval by the COLLABORATION COMMITTEE under this AGREEMENT shall be satisfied by action in accordance with Section 17.4. The COLLABORATION COMMITTEE shall have a secretary whose task it shall be to keep minutes of the meetings of the COLLABORATION COMMITTEE. The secretary shall be selected on a rotating basis each year by USB and ALZA (initially to be selected by ALZA). Meetings may be adjourned and reconvened if a quorum is not present.

                                  ARTICLE III

                                 DISTRIBUTION

     3.1  Appointment of ALZA as Exclusive Distributor; Use of TRADEMARKS.  USB
          ---------------------------------------------------------------
hereby appoints ALZA as its exclusive distributor during the COPROMOTION PERIOD (and any EXTENSION PERIOD) to sell and distribute PRODUCT in the TERRITORY, which right shall be exclusive even as to USB, subject to USB's rights to copromote PRODUCT in the TERRITORY as provided herein and to sell PRODUCT to THIRD PARTIES for resale outside the TERRITORY. USB hereby grants a nonexclusive license to ALZA to use the TRADEMARKS in the TERRITORY solely to the extent necessary or useful and incidental to the activities of ALZA contemplated under this AGREEMENT, including without limitation, the marketing, promotion, sale and distribution of PRODUCT during the term of this AGREEMENT. USB hereby grants ALZA a nonexclusive license to USB's U.S. PATENT No. 5,424,471 "Crystalline Amifostine Compositions and Methods of the Preparation and use of Same" in the TERRITORY for use solely in connection with having the PRODUCT made pursuant
                  ------
to Section 6.13 of this AGREEMENT. ALZA's distribution rights during the COPROMOTION PERIOD and any EXTENSION PERIOD shall also include the right to distribute, on the same terms, the nonrefrigerated version of the PRODUCT currently under development by USB, and all other PRODUCTS developed or licensed in by USB (or as to which USB otherwise obtains rights in the TERRITORY) during the COPROMOTION PERIOD or any EXTENSION PERIOD. Promptly after USB, in USB's judgment, has sufficient data supporting a chemistry and manufacturing supplement to the NDA for a nonrefrigerated formulation of the PRODUCT, including stability data, USB shall diligently file and pursue FDA approval of such a supplement to the NDA for the PRODUCT. The costs of such filing shall be borne by USB and shall not be included in RESEARCH AND DEVELOPMENT.

     3.2  Acceptance of Appointment.  ALZA hereby agrees to serve as USB's
          -------------------------
exclusive distributor of PRODUCT in the TERRITORY during the COPROMOTION PERIOD (and any EXTENSION PERIOD) and to use its reasonable commercial efforts to diligently promote, market, sell and distribute PRODUCT throughout the TERRITORY in conjunction with the TRADEMARKS in accordance with the terms of this AGREEMENT. With respect to any portion of the TERRITORY which is a territory or possession (and not a state or the District of Columbia) if ALZA has not commenced, in any such territory or possession, marketing the PRODUCT by the end of the second CONTRACT YEAR, then upon 90 days prior written notice by USB to ALZA, such territory or possession shall no longer be considered as in the TERRITORY and shall no longer be subject in any respect to this AGREEMENT, unless ALZA has commenced marketing the PRODUCT in such territory or possession within such 90-day period.

     3.3  No Rights by Implication; USB Retained Rights.
          ---------------------------------------------

     (a) Except as specifically provided in this AGREEMENT, no rights or licenses with respect to a party's patents, trademarks, know-how, technical information, or other proprietary rights are granted or deemed granted to the other party hereunder or in connection herewith.

     (b) During the COPROMOTION PERIOD (and any EXTENSION PERIOD), USB shall retain all rights to PRODUCT in the TERRITORY that are explicitly reserved to it under this AGREEMENT. In addition, USB retains both during and after the COPROMOTION PERIOD (and any EXTENSION PERIOD), all rights in the TERRITORY for products owned or controlled by it other than PRODUCT (and improvements to the PRODUCT), including without limitation, the right to promote, market, sell and distribute any such product other than PRODUCT in the TERRITORY.

     3.4  No Sales outside the TERRITORY.  ALZA expressly agrees not to make
          -------------------------------
sales of PRODUCT outside the TERRITORY. To the extent permitted by applicable law, during the COPROMOTION PERIOD (and any EXTENSION PERIOD), ALZA shall not sell PRODUCT to a THIRD PARTY who it knows is actively soliciting resale of the PRODUCT outside the TERRITORY. In the event that a USB licensee or distributor for a territory outside the TERRITORY is selling directly PRODUCT in the TERRITORY, USB shall use reasonable commercial efforts, consistent with applicable law, to stop such licensee or distributor from selling directly PRODUCT into the TERRITORY. To the extent USB has contractual obligations from its licensees or distributors for PRODUCT which prohibit the sale of PRODUCT to a THIRD PARTY whom such licensee or distributor knows is actively soliciting resale of the PRODUCT outside the respective territory of such licensee or distributor, and such licensee or distributor is selling PRODUCT to a THIRD PARTY that is actively reselling PRODUCT in the TERRITORY, USB shall use reasonable commercial efforts, consistent with applicable law, to enforce such contractual obligations against such licensees or distributors.

     3.5  No Competitive Products.
          ------------------------

     (a)  Unless otherwise agreed by the parties in writing, or contemplated by
 his AGREEMENT,     [  *


                                                                    ]

     (b) Unless otherwise agreed by the parties in writing, or contemplated by this

AGREEMENT,   [  *


           ]

     (c) Notwithstanding termination of this AGREEMENT prior to the end of its stated term, ALZA agrees that its commitments set forth in Section 3.5 (a) shall
remain in place a minimum of [                       *                        ]
Notwithstanding termination of this AGREEMENT prior to the end of its stated term, but subject to Section 3.5 (f) of this AGREEMENT


ALZA agrees that its commitments set forth in Section 3.5 (b) shall remain in
place a minimum of [                                   *                    ]

     (d) ALZA expressly acknowledges that ALZA shall not have the right to use any SCIENTIFIC KNOW-HOW in making, using, developing, promoting, marketing,
distributing or selling any product [              *                           ]
except in connection with ALZA's activities under this AGREEMENT, except pursuant to the exceptions to the confidentiality provisions relating to SCIENTIFIC KNOW-HOW set forth in Section 10.1(a) of this AGREEMENT.

     (e) During the period from the EFFECTIVE DATE up to the expiration or termination of this AGREEMENT, if ALZA determines to [

                                       *


           ] Notwithstanding termination of this AGREEMENT prior to the end of its stated term, ALZA agrees that its commitments otherwise set forth in this
Section 3.5(e) shall remain in place a minimum of [             *              ]

     (f) The provisions of Section 3.5(a), 3.5(b), 3.5(c), and 3.5(e) shall
terminate as of [                          *
                                                         ]

     3.6  Extension of COPROMOTION PERIOD.
          -------------------------------

     (a) Notwithstanding any other provision of this AGREEMENT, the COPROMOTION PERIOD shall be automatically extended if [

                                       *
                                               ] such extension to be for a



period (or periods) of time equal to any period of time during which [      *
                ]

     (b) ALZA shall have the option to extend the COPROMOTION PERIOD for an additional 12-month period by giving USB written notice of ALZA's election to extend, such notice to be given no later than 12 months prior to the expiration of the COPROMOTION PERIOD (as it may have been extended pursuant to paragraph 3.6(a)).

     (c) Except as otherwise provided in this AGREEMENT, during any EXTENSION PERIOD, the terms and conditions of this AGREEMENT relating to the COPROMOTION PERIOD shall remain in full force and effect.

     (d) If ALZA extends the COPROMOTION PERIOD as provided in paragraph 3.6(b) above, the following shall apply:

         (i)  ALZA shall pay to USB an amount equal to [         *        ]
for the final twelve (12) month period of the COPROMOTION PERIOD (the "FINAL COPROMOTION YEAR"), such amount to be paid in two installments. The first
installment shall be [         *             ] for the first six month period
of the FINAL COPROMOTION YEAR, which shall be paid within 30 days after the end of the first six months of the FINAL COPROMOTION YEAR. The second installment
shall be [        *

         ] for the final six-month period of the FINAL COPROMOTION YEAR which shall be paid within 30 days after the end of the FINAL COPROMOTION YEAR;

         (ii)  For PRODUCT sold by USB to ALZA during the EXTENSION PERIOD, ALZA
shall pay to USB a purchase price per VIAL which shall be [         *          ]
than the purchase price per VIAL calculated under Section 6.6 (a) of this AGREEMENT, for example, if, pursuant to Section 6.6 (a) the purchase price per
VIAL during any quarter were equal to [     *     ] of average per VIAL NET
SALES price of PRODUCT for the immediately preceding quarter, during the
EXTENSION PERIOD, the purchase price per VIAL would be [     *     ] of average
per VIAL NET SALES price of PRODUCT for the immediately preceding quarter; and

         (iii) The RESIDUAL PERIOD will begin at the end of the EXTENSION PERIOD and USB's reverse PRODUCT payments (in lieu of reverse PRODUCT payments set forth in Section 8.1 of this AGREEMENT) as a percent of NET SALES during the RESIDUAL PERIOD shall be as set forth in the following table:

[

                                       *



                                                                               ]

                                  ARTICLE IV

                            PROMOTION AND MARKETING

     4.1  Advertising and Promotional Materials.    All marketing and
          -------------------------------------
promotional materials related to PRODUCT shall be prepared by ALZA, subject to review by USB in accordance with the procedures adopted by the COLLABORATION COMMITTEE. With respect to written and visual promotional or educational materials, to the extent such materials identify or otherwise make reference to either of the parties, USB and ALZA shall both be presented and described with equal prominence and emphasis as having joined and participated in the development and joint commercialization of PRODUCT, as permitted by applicable laws and regulations. All documentary information, promotional material and oral presentations (where practical) regarding the detailing and promoting of PRODUCT shall display the names and logos of USB and ALZA with equal prominence. ALZA shall provide USB with all promotional material for timely filing with the FDA in accordance with the then current FDA requirements, (e.g. launch materials must be submitted to the FDA prior to launch, and other promotional material must be submitted at first use). Promptly after the EFFECTIVE DATE, USB shall designate ALZA to the FDA as the contact for review and discussion of all promotional material, after which time ALZA will so timely file with the FDA all promotional materials. In the event that USB determines that, in USB's reasonable judgment, any advertising or promotional materials prepared by ALZA are in violation of the law, rules, regulations or FDA guidelines or guidance, USB shall have the right to so advise ALZA in writing (the "USB Notice") and if ALZA is in disagreement, the parties shall review the matter with the COLLABORATION COMMITTEE to see if a resolution can be quickly achieved. In the event that resolution is not achieved in the COLLABORATION COMMITTEE, the parties shall submit such advertising or promotional materials to an independent regulatory expert mutually acceptable to the parties. The parties shall expeditiously select such an expert and shall request expedited review. The parties shall meet with such expert within 10 days of selection of the expert to review such advertising and promotion and resolve the underlying dispute. From the date of the USB Notice, ALZA shall refrain from using such material and both parties shall fully comply with the final resolution of the dispute resolution process. USB shall have the right to reproduce, distribute and otherwise use all PRODUCT-related advertising and promotional materials prepared by ALZA during the COPROMOTION PERIOD and any EXTENSION PERIOD and after the expiration or termination of such period (but without the use of ALZA's name). USB shall have the right to provide such materials to THIRD PARTIES for use in developing their own similar materials (but without the use of ALZA's name) for use outside the TERRITORY during and after the term of this AGREEMENT and within the TERRITORY after expiration or termination of the COPROMOTION PERIOD and any EXTENSION PERIOD only for use in marketing the PRODUCT. USB shall, to the extent permitted by its agreements with THIRD PARTIES, allow ALZA to use such THIRD PARTY'S PRODUCT-related promotional materials in the TERRITORY during the COPROMOTION PERIOD and any EXTENSION PERIOD. To the extent that USB enters into new agreements for commercialization of PRODUCT outside the TERRITORY, USB shall use reasonable efforts to obtain such right. Nothing contained in this Section 4.1 is intended to prevent either party from using any COMMERCIAL KNOW-HOW, such as a similar design, format, medium, etc., as used in or with the promotional materials for the PRODUCT, with its other products.

     4.2  Marketing Plan.  ALZA shall submit a detailed marketing plan (the
          ---------------
"MARKETING PLAN") to the COLLABORATION COMMITTEE no later than 60 days prior to the beginning of each calendar year during the COPROMOTION PERIOD and any EXTENSION PERIOD. The first MARKETING PLAN shall be provided within 60 days of the EFFECTIVE DATE and shall provide the launch plans for PRODUCT. The MARKETING PLAN shall be designed to optimize commercialization of the PRODUCT in the TERRITORY and shall set forth NET SALES objectives for sales of the PRODUCT.
Subject to Section 4.8, the MARKETING PLAN shall assign [          *          ].
The MARKETING PLAN shall assign 100% of the marketing effort and expense
(except for USB's internal marketing personnel expenses) to ALZA [      *      ]
The selling effort required by USB shall be designed to utilize USB sales personnel in their present locations with commercially reasonable selling effort and territory coverage assignments.

     4.3  Party Names; Packaging and Labelling.
          ------------------------------------

          (a) The packaging and labelling (including promotional materials) of PRODUCT shall be reviewed by the COLLABORATION COMMITTEE and shall identify USB and ALZA (including each logo) with equal prominence. It is the intention of the parties to develop and use a single trade dress for the PRODUCT for use by the parties throughout the COPROMOTION PERIOD and any EXTENSION PERIOD and for use by USB (if USB so chooses) after the COPROMOTION PERIOD without reference to the ALZA name. ALZA acknowledges that USB may wish to use a uniform tradedress worldwide, to the extent practicable. While ALZA does not object to a uniform tradedress, USB agrees that during the COPROMOTION PERIOD and any EXTENSION PERIOD to the extent such PRODUCT tradedress is under USB's control, all such PRODUCT tradedress for PRODUCT for sale outside the TERRITORY will be easily distinguishable, at quick glance, from PRODUCT intended for sale in the TERRITORY, both in the external and internal packaging. In the event that USB enters into new agreements for the PRODUCT outside the TERRITORY during the COPROMOTION PERIOD and any EXTENSION PERIOD, USB shall require that the tradedress used to commercialize the PRODUCT under such agreements, during the term of the COPROMOTION PERIOD and any EXTENSION PERIOD, be easily distinguishable at a quick glance from the PRODUCT tradedress used by the parties. To the extent that USB enters into new agreements for commercialization of PRODUCT outside the TERRITORY, USB shall require that PRODUCT packaging be distinguishable at a quick glance from PRODUCT packaging in the TERRITORY. The parties agree that a different company logo and company name on the PRODUCT packaging will be considered to be sufficient to distinguish the PRODUCT at a quick glance.

     (b) Nothing in this AGREEMENT shall be construed as a grant of rights, by license or otherwise, to either party, to use the name of the other party or any of its AFFILIATES for any purpose whatsoever except as otherwise expressly provided in this AGREEMENT.

     4.4  Advertising and Promotional Expenses.  ALZA shall bear financial
          ------------------------------------
responsibility for all advertising and promotional expenses for the PRODUCT in the TERRITORY from the EFFECTIVE DATE through the COPROMOTION PERIOD and any EXTENSION PERIOD, except as otherwise provided in this Section 4.4. Up through the first CONTRACT YEAR, USB shall bear financial responsibility for
[                   *                  ] for PRODUCT in the TERRITORY. For the
purposes of this Section 4.4 direct advertising and promotional expenses of a party shall be the out-of-pocket expenses of such party. ALZA agrees that the expenses of USB incurred or to be incurred in connection with the "University of
Arizona Ethyol Research Workshop" [              *               ] in direct
advertising and promotion expenses for PRODUCT set forth in this Section 4.4. Up through the first CONTRACT YEAR, ALZA shall bear financial responsibility for and spend a minimum of [ * ] in direct advertising and promotion expenses for
the PRODUCT. Thereafter, ALZA shall spend a minimum of the following [    *

        ]

     [

                                       *


                                                                  ]

The parties acknowledge that the direct advertising and promotion expenses will be based on estimates of NET SALES for the relevant period and to the extent ALZA spends less than the required amount in any CONTRACT YEAR, ALZA shall be required to spend the amount of such deficiency in the next CONTRACT YEAR. To the extent that ALZA spends in excess of the required amount on such advertising and promotion in any CONTRACT YEAR, ALZA shall be entitled to credit such excess amount to the advertising and promotion expense required in the next CONTRACT YEAR. Notwithstanding the foregoing, ALZA, shall not be required to spend in excess of $4 million on direct advertising and promotion expenses in any CONTRACT YEAR. To the extent that ALZA provides discretionary spending to sales representatives for advertising and promotion of the PRODUCT in the TERRITORY, ALZA shall provide such discretionary spending to USB sales representatives on a proportionally equivalent basis for advertising and promotion of the PRODUCT.

     4.5  ALZA Sales Efforts and Sales Force.
          ----------------------------------
          (a) During the COPROMOTION PERIOD and any EXTENSION PERIOD, ALZA, at its expense, shall use its reasonable commercial efforts to diligently promote sales of PRODUCT throughout the TERRITORY, subject to the provisions of Section
3.2. Without limiting the generality of the foregoing, ALZA shall promote sales of PRODUCT in accordance with the MARKETING PLANS. ALZA shall diligently make SALES CALLS for PRODUCT in the TERRITORY in each CONTRACT YEAR during the COPROMOTION PERIOD and any EXTENSION PERIOD sufficient to carry out the MARKETING PLAN approved by the COLLABORATION COMMITTEE. ALZA, at its expense, shall use its reasonable commercial efforts to diligently promote sales of PRODUCT in the TERRITORY in the MANAGED CARE SETTING. Without limiting the generality of the foregoing, ALZA shall promote the PRODUCT in the MANAGED CARE SETTING in accordance with the MARKETING PLANS approved by the COLLABORATION COMMITTEE. The parties anticipate that USB will require 90 days from the date final labelling (containing the USB and ALZA names) is submitted to and approved by the FDA for

USB to be in a position to supply launch quantities of PRODUCT to ALZA. ALZA agrees to launch the PRODUCT hereunder no later than the date that is six months after the date of the FDA approval letter for the PRODUCT, subject to the following exceptions: (i) adequate launch quantities of PRODUCT are not available; (ii) in the event the parties mutually agree that launch of the PRODUCT should be postponed; (iii) a THIRD PARTY lawsuit is filed seeking to enjoin launch of the PRODUCT; (iv) subsequent to the EFFECTIVE DATE of this AGREEMENT in the event that there is a material change in the frequency or severity of serious adverse PRODUCT-related events, which events require additional or modified contraindications or warnings in the PRODUCT labelling and as a result sales of the PRODUCT would be significantly and adversely affected so as to preclude a successful launch as contemplated by the MARKETING PLAN; (v) in the event that the FDA prohibits commercial sale of the PRODUCT or otherwise requires withdrawal of the NDA. The parties will cooperate in good faith in any of the foregoing events to attempt to resolve any such issue which has led to a delay in the launch of the PRODUCT.

          (b) To fulfill its obligations under this Section 4.5, ALZA shall establish and maintain a sales force for the promotion and selling of PRODUCT in the TERRITORY sufficient to carry out its responsibility to diligently promote and sell PRODUCT in the TERRITORY and to carry out its responsibility under the MARKETING PLANS approved by the COLLABORATION COMMITTEE. ALZA shall bear all costs associated with the establishment and maintenance of its sales force. The members of the ALZA sales force shall be ALZA employees or consultants or agents (or otherwise ALZA's responsibility as between ALZA and USB), and ALZA shall be solely responsible for the hiring, compensation, management and evaluation of such individuals. Without the prior written consent of USB, ALZA employees shall not represent less than 90% of the ALZA sales force detailing the PRODUCT.

          (c) If USB believes that ALZA is not adequately promoting the PRODUCT in accordance with the MARKETING PLANS approved by the COLLABORATION COMMITTEE or the terms of this AGREEMENT, USB shall bring such concerns to the COLLABORATION COMMITTEE, and any disputes with respect to ALZA's efforts shall be resolved by the COLLABORATION COMMITTEE, and, if not resolved to the satisfaction of USB in that forum, in accordance with Section 17.4 hereof.

          (d) During the COPROMOTION PERIOD and any EXTENSION PERIOD ALZA, at its expense, shall purchase from a reputable THIRD PARTY (such as Walsh or IMS) and make available to USB in ALZA's format, market research and sales data from such source which shall identify the sales of PRODUCT in the TERRITORY by month, zip code and outlet; provided however, that USB shall bear the additional out-of-pocket expense, if any, of providing such information to USB. ALZA shall use reasonable efforts to avoid or minimize such additional out-of-pocket expense.

     (e) ALZA, at its expense, shall have a material presence for the PRODUCT at
(i) the annual meeting for American Society Clinical Oncology (ASCO), (ii) the annual meeting of the Oncology Nursing Society (ONS) and at such other major conferences and meetings in the field of oncology which are held in the United States as determined by the COLLABORATION COMMITTEE. ALZA shall diligently pursue submissions of abstracts for both poster and oral presentation at major national oncology conferences and meetings as are determined by the COLLABORATION COMMITTEE. At no cost to ALZA, USB shall provide reasonable assistance to ALZA in providing data available to USB which USB has the right to provide for preparation of such abstracts and oral presentations.

     4.6    Medical Inquiries.  During the COPROMOTION PERIOD and any EXTENSION
            ------------------
PERIOD, ALZA shall have initial responsibility for all correspondence with physicians in the TERRITORY relating to marketed PRODUCT and for providing information to physicians. ALZA shall have 24 hour a day physician services available for physician inquiries relating to PRODUCT. ALZA will keep such records as shall be necessary to document such inquiries in compliance with applicable regulatory requirements. Except in the case of medical emergency, USB will refer all questions relating to the marketed PRODUCT raised by such physicians to ALZA for its response. The parties will work together to develop an appropriate standard operating procedure to handle medical inquiries and adverse experience reports in a manner so as to address medical questions and meet all regulatory requirements. In the case of medical emergency questions handled by USB, USB shall provide ALZA with a report identifying the individual making the inquiry and containing the question(s) asked and the information provided in response. USB shall make available to ALZA, on a 24 hour a day access basis and at USB's expense, the services of a physician appointed by USB to respond to emergency questions. At the request of ALZA, USB shall cooperate with ALZA to jointly develop form response letters which contain information responding to the most frequent or routine questions received regarding the marketed PRODUCT. ALZA shall have the right to refer medical inquiries to USB if ALZA does not have the requisite PRODUCT-related medical expertise to respond to such inquiries. In such event, USB physicians shall have direct access to the inquiring physicians. USB acknowledges that ALZA may contract with a THIRD PARTY, such THIRD PARTY to be subject to the reasonable approval of USB, to fulfill a portion of ALZA's obligations under this Section 4.6.

     4.7  Customer Complaints.  As soon as practicable after execution of this
          --------------------
AGREEMENT, the parties shall develop mutually agreed upon standard operating procedures applicable to customer complaints and inquiries. Such procedures shall provide that the appropriate party shall complete its investigation and report its results to the other party within 30 days after the complaint is received. The parties acknowledge that USB shall be responsible for filing the NDA Annual Report with the FDA and that in order to file an accurate report USB is required to have certain information regarding all PRODUCT complaints which is in ALZA's possession. ALZA shall provide USB with all information which is in ALZA's possession or to which ALZA has access which is reasonably requested by USB to meet USB's reporting obligations to the FDA and other regulatory agencies. The parties intend that customer complaints shall be initially received by ALZA who shall log the complaint and determine whether a response by ALZA or USB is appropriate. All complaints reasonably expected to relate to manufacturing processes shall be referred to USB for investigation. ALZA shall make commercially reasonable efforts to reclaim the PRODUCT which is the subject of the customer complaint.

     4.8  USB Sales Efforts and Sales Force.
          ---------------------------------

          (a) During the COPROMOTION PERIOD and any EXTENSION PERIOD, USB shall, at its expense, use its commercially reasonable efforts to diligently promote sales of PRODUCT in the TERRITORY. Without limiting the generality of the foregoing, USB shall promote sales of PRODUCT in accordance with the MARKETING PLANS. USB shall diligently make SALES CALLS for PRODUCT in the TERRITORY in each CONTRACT YEAR during the COPROMOTION PERIOD and any EXTENSION PERIOD in accordance with the MARKETING PLANS approved by the COLLABORATION COMMITTEE. ALZA, at its expense, shall promptly provide USB with reasonable quantities of all advertising and promotional material prepared for use in advertising and promotion of the PRODUCT in the TERRITORY. Unless otherwise agreed by the parties, such materials shall be shipped to the USB address set forth in Section
17.9 of this AGREEMENT, Attention: Vice President Sales. Unless otherwise agreed in writing by USB, USB shall have no obligation during the COPROMOTION PERIOD and any EXTENSION PERIOD, as a result of the MARKETING PLAN or otherwise under
this AGREEMENT to maintain a sales force greater than [     *     ] and the
MARKETING PLANS shall not provide for USB efforts in excess of reasonably
commercial efforts relating to [     *     ]

          (b) To fulfill its obligations under this Section 4.8, subject to
Section 4.8 (a), USB shall establish and maintain a sales force for the promotion and selling of PRODUCT in the TERRITORY sufficient to carry out USB's responsibilities under the MARKETING PLANS approved by the COLLABORATION COMMITTEE. USB shall bear all costs associated with the establishment and maintenance of its sales force; provided, however, that ALZA shall be responsible for the costs and expenses of training the members of the USB sales force as provided in Section 4.9. The members of the USB sales force shall be USB employees or consultants or agents (or otherwise USB's responsibility as between USB and ALZA), and USB shall be solely responsible for the hiring, compensation, management and evaluation of such individuals.

          (c) If ALZA believes that USB is not adequately promoting the PRODUCT in accordance with the MARKETING PLANS approved by the COLLABORATION COMMITTEE or the terms of this AGREEMENT, ALZA shall bring such concerns to the COLLABORATION COMMITTEE, and any disputes with respect to USB's efforts shall be resolved by the COLLABORATION COMMITTEE, and, if not resolved to the satisfaction of ALZA in that forum, in accordance with Section 17.4 hereof.

     4.9  Training.  ALZA, at its cost and expense, shall develop and provide,
          --------
from time to time as reviewed by the COLLABORATION COMMITTEE, general sales training, oncology training and PRODUCT specific training for the sales forces of each party. USB shall provide ALZA such reasonable assistance, at USB's expense, as requested by ALZA in development of such training materials and participating in the training session(s), except that the out-of-pocket expense of providing a USB physician to train at such session(s) shall be borne by ALZA. All such training materials shall be provided by ALZA to USB for review and comment prior to use, and USB shall provide its comments in writing within 10 working days after USB receives such materials. ALZA and USB shall each absorb the costs of transporting, housing and maintaining its own sale representatives for such training. All costs associated with the training facilities shall be borne by ALZA. All training materials will be prepared and supplied by ALZA. ALZA shall conduct the initial and subsequent training sessions at times and locations mutually acceptable to the parties. USB shall assist in such training by providing appropriate medical, clinical and scientific information in order to permit ALZA to fulfill its obligations under this Section 4.9. USB shall have the right to use all such training materials prepared by ALZA during and after the term of this AGREEMENT. USB shall have the right to provide such materials to THIRD PARTIES for use in developing their own similar materials (but without the use of ALZA's name) for use outside the TERRITORY during and after the term of this AGREEMENT and within the TERRITORY after expiration or termination of the COPROMOTION PERIOD and any EXTENSION PERIOD. USB shall, to the extent permitted by THIRD PARTIES, allow ALZA to use such THIRD PARTY'S PRODUCT-related training materials in the TERRITORY during the COPROMOTION PERIOD and any EXTENSION PERIOD.

     4.10  SALES CALL Reports.  Each party shall submit to the COLLABORATION
           ------------------
COMMITTEE, within 45 days after the end of each calendar quarter during each CONTRACT YEAR, a written report containing an accounting of the number of SALES CALLS, (including SALES CALLS in a MANAGED CARE SETTING), made by its sales force in the TERRITORY, as well as any other information the COLLABORATION COMMITTEE deems necessary regarding such calls held during the preceding quarter.

                                   ARTICLE V

                           RESEARCH AND DEVELOPMENT

     5.1  Oversight.  RESEARCH AND DEVELOPMENT of PRODUCT will be reviewed and
          ---------
monitored by the COLLABORATION COMMITTEE as described in Article II.

     5.2  Responsibilities of the Parties
          -------------------------------

          (a) USB shall have responsibility to conduct the Phase III clinical trials program of RESEARCH AND DEVELOPMENT of the PRODUCT in pursuit of FDA approval for new indications for the PRODUCT in accordance with the program description agreed upon in writing by the parties simultaneously with the execution of this AGREEMENT, as revised by USB from time to time with review and comment by the COLLABORATION COMMITTEE. USB has commenced or shall promptly commence and diligently conduct such program. USB shall have discretion to revise such program; however, all material revisions to such program shall be reported to and reviewed by the COLLABORATION COMMITTEE. USB shall expend no less than the following amounts in DEVELOPMENT COSTS on such RESEARCH AND DEVELOPMENT program during the COPROMOTION PERIOD without the agreement of the COLLABORATION COMMITTEE:

[
                         *


                                               ]
     The parties acknowledge that USB shall have the right to conduct any and all additional studies, including clinical studies, relating to the PRODUCT that USB desires to conduct. USB shall advise ALZA in writing of its intent to initiate any new clinical study involving ten (10) or more patients in the TERRITORY during the COPROMOTION PERIOD and any EXTENSION PERIOD, and shall provide to ALZA the protocols therefor, for comment by ALZA, in advance of the commencement thereof. ALZA shall have ten (10) working days in which to provide its comments to USB with respect to any such protocol. Promptly after completion or early termination of any such study, USB shall provide ALZA with a detailed report of the results thereof.

     (b) ALZA shall have responsibility to conduct clinical trials to support the commercial development of the PRODUCT in the TERRITORY, such clinical program of RESEARCH AND DEVELOPMENT for the PRODUCT to be in accordance with the program description agreed upon in writing by the parties simultaneously with the execution of this AGREEMENT, as revised by ALZA from time to time with review and comment by the COLLABORATION COMMITTEE. ALZA shall promptly commence and diligently conduct such program. ALZA shall have discretion to revise such program; however, all material revisions to such program shall be reported to and reviewed by the COLLABORATION COMMITTEE. ALZA shall expend no less than the following amounts in DEVELOPMENT COSTS on such RESEARCH AND DEVELOPMENT program during the COPROMOTION PERIOD without the agreement of the COLLABORATION
COMMITTEE:

  [

                       *

                                    ]

     (c) Each of the parties shall allocate sufficient resources to its respective responsibilities in conduct of its required RESEARCH AND DEVELOPMENT program as described in paragraphs (a) and (b) above so as to diligently carry out such programs. Nevertheless, it is understood that the parties require and shall have reasonable flexibility.

     (d) The parties shall cooperate and render reasonable research assistance to each other, including making their respective personnel available upon reasonable request and at reasonable times (each at its own expense), to expedite the conduct of the RESEARCH AND DEVELOPMENT programs, with due consideration given to carrying out the RESEARCH AND DEVELOPMENT programs efficiently and avoiding unwarranted duplication of effort.

     5.3  Compliance with Law.  All work done in connection with the RESEARCH
          -------------------
AND DEVELOPMENT shall be carried out in compliance with federal, state and local laws, regulations and guidelines governing the conduct of the RESEARCH AND DEVELOPMENT.

     5.4  DEVELOPMENT COSTS
          -----------------

     (a) USB shall be responsible for all DEVELOPMENT COSTS related to the USB RESEARCH AND DEVELOPMENT program as described in Section 5.2 (a) above.

     (b) ALZA shall be responsible for all DEVELOPMENT COSTS related to the ALZA RESEARCH AND DEVELOPMENT program as described in Section 5.2 (b) above.

                                   ARTICLE VI
                      MANUFACTURING, PURCHASE AND SHIPMENT

     6.1  Purchase Orders.  ALZA shall submit binding purchase orders to the
          ---------------
designated representative of USB at least ninety (90) days prior to the designated shipment dates for PRODUCT; provided, however, that the parties will work closely together, and USB shall provide the most flexibility as commercial reasonableness permits, to have manufactured launch quantities of PRODUCT. In no event will the use of any form of a purchase order be effective to vary, alter or modify the terms and provisions of this AGREEMENT.


     6.2  Supply of PRODUCT.  ALZA shall purchase PRODUCT only from USB and USB
          -----------------
shall supply all of ALZA's requirements of PRODUCT (subject to Sections 6.3 and 6.13 of this AGREEMENT). If at any time USB experiences a shortage of PRODUCT supply and the available supplies are not sufficient to satisfy all of ALZA's requirements for PRODUCT in the TERRITORY, USB shall allocate its available worldwide supplies equitably among its own requirements and those of its licensees, distributors and other purchasers.

     6.3  Purchase Volumes.  Each year under this AGREEMENT, ALZA shall provide
          ----------------
USB with a twelve (12) month forecast which forecasts ALZA's requirements for PRODUCT for the subsequent calendar year (the "ANNUAL FORECAST"). The ANNUAL FORECAST shall be provided by ALZA no later than September 1 each year for the subsequent calendar year. ALZA shall give USB three (3) months advance notice if ALZA reasonably anticipates that the annual unit volume of PRODUCT ordered in
a given calendar year will exceed [             *          ] of the ANNUAL
FORECAST provided for such year.   USB shall not be obligated to satisfy orders
for PRODUCT quantities in the given calendar year in excess of [            *
] of the ANNUAL FORECAST for such year, but USB shall use its reasonable commercial efforts to do so. The first ANNUAL FORECAST is being provided by ALZA simultaneously with the execution of this AGREEMENT and is forecasting ALZA's requirements for PRODUCT for the period beginning the date of this AGREEMENT through the calendar year 1996. The parties acknowledge that it will be extremely difficult to predict the required quantities for the first two CONTRACT YEARS, and they will work closely together to attempt to assure that required quantities of PRODUCT are made available in the TERRITORY as quickly and efficiently as possible.

     6.4  Rolling Twelve Month Forecasts.  ALZA shall provide USB with a rolling
          ------------------------------
twelve-month forecast (the "ROLLING TWELVE MONTH FORECAST") updated monthly which updates the ANNUAL FORECAST. The ROLLING TWELVE MONTH FORECAST shall not be construed to increase USB's obligation to supply PRODUCT set forth in Section
6.3 of this AGREEMENT.

     6.5  Introduction and Supply of Nonrefrigerated PRODUCT.  The parties shall
          ---------------------------------------------------
work together toward an orderly introduction of a nonrefrigerated PRODUCT if and when approved by the FDA. The parties shall develop a written plan for such PRODUCT introduction which shall be presented to the COLLABORATION COMMITTEE for review and comment. The plan shall be reviewed reasonably in advance of the planned nonrefrigerated PRODUCT introduction. The plan shall be designed to minimize the cost (subject to any FDA requirements) of the introduction of the nonrefrigerated PRODUCT to both parties, including without limitation planning inventory utilization such that minimum inventory will be
required to be replaced with nonrefrigerated PRODUCT.   For the nonrefrigerated
PRODUCT introduction period, not to exceed six months, USB agrees to provide to
ALZA nonrefrigerated PRODUCT at a purchase price of [      *    ] (i) as
replacement PRODUCT for refrigerated PRODUCT returned by wholesalers and distributors to ALZA; and (ii) as replacement PRODUCT for ALZA inventory of refrigerated PRODUCT (not to exceed three (3) months ALZA inventory for the three months immediately prior to implementation of the plan). USB shall instruct ALZA with respect to disposition of refrigerated PRODUCT (cost of transportation to be borne by ALZA and cost of disposition to be borne by USB) which is replaced pursuant to this Section 6.5. In the event that FDA requires a recall of the refrigerated PRODUCT prior to introduction of a nonrefrigerated PRODUCT, ALZA shall conduct the recall, and the expenses of the recall (as such expenses are defined in Section 9.5, except for replacement PRODUCT which ALZA will purchase in accordance with this Section 6.5) shall be shared equally by the parties.

     6.6  Purchase Price Per VIAL for PRODUCT.
          -----------------------------------

     (a) The purchase price per VIAL for PRODUCT supplied to ALZA hereunder during any quarter shall be calculated as follows:

[



     *










     ]

     (b) The purchase price for shipments of commercial PRODUCT to ALZA under this AGREEMENT up through the end of the first quarter in which commercial
PRODUCT is shipped to ALZA hereunder shall be estimated at [     *        ]
Within 30 days after the end of the first quarter in which commercial sales of PRODUCT are made, ALZA shall provide USB with a report of NET SALES for such quarter and the purchase price for such quarter shall be determined in accordance with this ARTICLE VI. If any amounts in addition to those invoiced by USB are determined under this Section 6.6 and are shown on such report to be due to USB, ALZA will pay such amounts with such report. If such report shows an overpayment, the amount of the overpayment, subject to Section 6.6(e) below,
will be credited against USB's next invoice to ALZA.   Subsequent shipments of
PRODUCT shall be at the purchase price calculated in accordance with Section 6.6
(a) as described more particularly in Section 6.6 (d) and subject to Section 6.6(e) of this AGREEMENT.

     (c) Within 10 business days after the end of each quarter during the COPROMOTION PERIOD and any EXTENSION PERIOD, ALZA shall supply USB with a report of NET SALES and the corresponding number of VIALS sold, net of returns, for the
preceding quarter.  At the same time
ALZA shall also provide USB with a report of NET SALES for each of the immediately preceding four consecutive quarters with a determination of [
                                           *

                                                            ]  pursuant to
Section 6.6(a) of this AGREEMENT for the then current quarter.

     (d) Together with such report, ALZA shall calculate the [             *
] during the immediately preceding quarter according to the following formula:

                                  *
[                                              ]

The purchase price per VIAL for PRODUCT shipped after the close of the immediately preceding quarter, but before the price for the new quarter has been
determined, shall be estimated as the [          *         ] calculated at the
close of the immediately preceding quarter times the applicable percentage from
Section 6.6 (a) of this AGREEMENT. If any amounts in addition to those invoiced by USB are determined under this Section 6.6 and are shown on such report to be due to USB, ALZA will pay such amounts with such report. If such report shows an overpayment, the amount of the overpayment, subject to Section 6.6(e) below, will be credited against USB's next invoice to ALZA. The purchase price per VIAL for PRODUCT shall be subject to adjustment at the close of each quarter of the COPROMOTION PERIOD and any EXTENSION PERIOD as set forth in Section 6.6 (a), (c) and (d).

     (e) Except as set forth in this Section 6.6 (e), and notwithstanding anything herein to the contrary, the purchase price per VIAL of PRODUCT supplied
to ALZA by USB for commercial sale shall not be less [         *         ] USB
shall supply PRODUCT to ALZA at a price [      *      ]   for PRODUCT sold
hereunder to ALZA for use in ALZA's program(s) for the indigent; provided however, that VIALS of PRODUCT to be provided at the
[                *             ] USB shall provide clinical supplies of
PRODUCT to ALZA for use in the ALZA RESEARCH AND DEVELOPMENT program as described in Section 5.2(b) of this AGREEMENT at a
price of [    *          ] but only for studies where PRODUCT
will be provided free of charge to investigators. USB, at ALZA's request, shall also supply a reasonable quantity of PRODUCT (not to
exceed [     *   ] commercially sold by ALZA per CONTRACT YEAR) for use as
samples at a price to ALZA of [     *        ]   In the event that the average
per VIAL NET SALES price of PRODUCT for commercial sale by ALZA into the market falls below [
                   *
]


     6.7  USB Shipment.  All shipments of PRODUCT from USB to ALZA hereunder
          ------------
shall be made F.O.B. point of shipment (which shall be within the  U.S.A.).
USB shall ship PRODUCT to such destinations (not to exceed 5 different locations) within the U.S.A. in accordance with ALZA's written delivery instructions by carrier mutually acceptable to the parties. ALZA may change the shipment destinations to different locations within the United States by written
notice to USB.   Each shipment shall be accompanied by a Certificate of
Analysis.

     6.8  Title to PRODUCT.  Subject to Sections 6.10 and 6.11 hereof, title to
          ----------------
PRODUCT sold hereunder, and risk of loss with respect to such PRODUCT, shall pass to ALZA upon delivery of PRODUCT to the carrier pursuant to the terms of
Section 6.7. Upon the passage of title, USB's liability for risk of loss shall cease, and ALZA shall be the owner of such PRODUCT for all purposes, subject to Sections 6.10 and 6.11 hereof. Except as otherwise provided in this AGREEMENT, PRODUCT sold to ALZA under this AGREEMENT is nonreturnable.

     6.9  Payment for PRODUCT.   USB shall invoice ALZA for the purchase price
          --------------------
per VIAL of PRODUCT in accordance with Section 6.6 no sooner than the time of shipment. The invoice shall include actual freight and insurance charges, which
shall be prepaid by USB.   Payment of invoice is due within thirty (30) days of
date of USB invoice, except with respect to disputed invoices.

     6.10  PRODUCT Warranty.  USB will manufacture or have manufactured PRODUCT
           ----------------
in accordance with the SPECIFICATIONS and at NDA approved site(s) meeting the current Good Manufacturing Practices ("cGMP") requirements of the FDA. For each lot of PRODUCT sold to ALZA by USB hereunder, USB shall provide to ALZA a Certificate of Analysis in a form agreed to by the parties prior to the first shipment. USB warrants that all PRODUCT shipped hereunder at the time of shipment, and for the shelf life of the PRODUCT when stored and handled in accordance with labelled conditions,: (i) shall meet all SPECIFICATIONS for the shelf life of such PRODUCT, (ii) shall be manufactured in accordance with cGMPs and all applicable laws and regulations, in each case in effect at the time of manufacture, and (iii) shall not be adulterated or misbranded as a result of acts or omissions by USB or USB's manufacturer, USB's suppliers, or USB's testing agents. USB also warrants that all PRODUCT shipped hereunder shall be properly packaged to avoid breakage and in accordance with USB's packaging specifications reasonably approved by ALZA. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SUPPLY OF PRODUCT HEREUNDER TO ALZA.


     6.11  Quality Assurance; Defective PRODUCT(S).
           ---------------------------------------

     (a) As soon as practicable after execution of this AGREEMENT, the parties shall develop a mutually agreed upon manual of standard operating procedures applicable to quality assurance, cGMPs, and similar activities. In addition, the parties shall execute a GMP Agreement prior to the first shipment of PRODUCT hereunder.

     (b) ALZA shall have the right, on reasonable notice and during normal business hours to periodically (typically once per year) inspect the facilities used by or on behalf of USB and/or USB's supplier(s) of finished PRODUCT, and USB's records relating to manufacture, adverse events and complaint investigations with respect to PRODUCT to be supplied hereunder, in order that ALZA may audit USB's compliance with cGMPs and the provisions of this AGREEMENT with respect thereto. USB will use its reasonable efforts to include ALZA in audits of supporting vendors and will supply ALZA with copies of all audit reports and the vendors' responses.

     (c) USB shall conduct all ongoing stability studies of PRODUCT as required by cGMPs at its own expense. USB shall, on a quarterly basis, provide ALZA with a report on the results of such studies, including the data obtained. All PRODUCT with expiration dating of less than 24 months shall, when shipped to ALZA, have dating of at least the expiration date less three months. All PRODUCT with expiration dating of 24 months or greater shall, when shipped to ALZA have dating of at least the expiration date less six months. USB will use its diligent efforts to extend the dating of the PRODUCT beyond 15 months.

     (d) Any claim by ALZA that PRODUCT when shipped did not meet SPECIFICATIONS for all or any portion of PRODUCT so shipped, or for shortages, must be made with full particulars thereof, in writing, dispatched to USB within 30 days of receipt of shipment by ALZA if such defect is reasonably discoverable by ALZA within such period, or otherwise, as promptly as practicable after such defect is discovered by ALZA. ALZA shall have the right to perform analytical testing, but typically not microbiological testing (such as sterility and endotoxin) on the PRODUCT following cross-over testing of methods and procedures. Promptly after execution of this AGREEMENT, the parties will work together to develop a standard operating procedure for ALZA sampling and testing of PRODUCT to be shipped hereunder. PRODUCT failing testing under such procedure shall be returned by ALZA to USB at USB's expense, and USB shall replace such PRODUCT with PRODUCT meeting the SPECIFICATIONS and USB's warranties under Section 6.10. Except as described above, no shipment or portion of a shipment of any quantity of PRODUCT shall be returned to USB for replacement without USB's prior written consent. In the event that ALZA makes such a claim which relates specifically to the failure of PRODUCT to meet SPECIFICATIONS and USB disagrees with ALZA's findings, at USB's request, ALZA shall submit a sample of the contested batch sealed by ALZA and USB shall submit a retained sample from the same batch to an unrelated and independent laboratory, reasonably acceptable to USB and ALZA, and the check assays of such laboratory shall be accepted by the two parties as final and binding. The cost of such analysis made by the laboratory and the cost of disposal of PRODUCT shall be borne by the party whose position is not substantiated. If no such claim is made by ALZA in accordance with this Section 6.11, ALZA shall be deemed to have accepted PRODUCT. Except as otherwise specifically provided in this AGREEMENT, including Section 6.5 and this Section 6.11, ALZA's sole remedy, with respect to PRODUCT not yet in distribution by ALZA, for failure of USB to supply PRODUCT conforming to the requirements set forth in Section 6.10 of this AGREEMENT shall be replacement of PRODUCT by USB.

     6.12  SPECIFICATIONS.  The SPECIFICATIONS for PRODUCT approved by the FDA
           --------------
at approval of the NDA (the "SPECIFICATIONS") will be delivered to ALZA promptly after the EFFECTIVE DATE of this AGREEMENT. The SPECIFICATIONS will comply with the current NDA with respect to PRODUCT. ALZA shall not be obligated to accept delivery of any lot or batch of PRODUCT unless the lot or batch meets the SPECIFICATIONS applicable to such PRODUCT. In the event of a proposed change in the formulation or manufacturing process of PRODUCT, USB shall promptly notify ALZA thereof, provide ALZA with documentation of such proposed change and a period of 10 working days in which to review and comment on such proposed change. USB and ALZA shall cooperate in good faith to design a plan to resolve any PRODUCT supply issues that may result from changes in SPECIFICATIONS. USB shall obtain all necessary and appropriate regulatory approvals prior to making any such change. USB shall provide ALZA with necessary revisions to the SPECIFICATIONS of PRODUCT as so changed. Any change in SPECIFICATIONS which would materially adversely affect the marketing of the PRODUCT (in ALZA's reasonable judgement, and if USB disagrees then the issue will be resolved by the COLLABORATION COMMITTEE or, if necessary, pursuant to
Section 17.4) (except changes due to court order or unilateral regulatory action) will require ALZA's prior written review and consent, not to be unreasonably withheld. Notwithstanding Sections 6.8 and 6.11, ALZA shall be entitled to return to USB any PRODUCT which the parties reasonably agree cannot or should not be sold due to a change in SPECIFICATIONS.

     6.13  Alternate Manufacture.  Promptly after the EFFECTIVE DATE of this
           ---------------------
AGREEMENT, USB shall file with the FDA, and shall diligently pursue FDA approval of, a supplement to the PRODUCT NDA to qualify USB's manufacturing facility located in Nijmegen, The Netherlands, as an alternate site of manufacture of
PRODUCT.   If, at any time during the COPROMOTION PERIOD or any EXTENSION
PERIOD, USB is unable to supply at least [        *         ]  of PRODUCT duly
ordered by ALZA in accordance with the provisions of this AGREEMENT, including without limitation, the provisions of ARTICLE VI, whether due to force majeure, lack of manufacturing facilities or capacity, refusal or inability to supply or otherwise, for a period of three consecutive months or more, USB hereby consents to ALZA's rights to purchase PRODUCT directly from USB's THIRD PARTY manufacturers, Ben Venue Laboratories and Sipsy S.A. or any successor suppliers during the period USB is unable to so supply and for such period thereafter as the term required by such THIRD PARTY supplier. ALZA may not and shall not purchase directly from USB's THIRD PARTY suppliers, Ben Venue Laboratories and Sipsy S.A. or any successor suppliers, unless and until USB has failed to so
supply at least [           *         ]  of PRODUCT duly ordered by ALZA in
accordance with the provisions of this AGREEMENT, including without limitation, the limitations of ARTICLE VI, hereunder for a period of three consecutive months. ALZA's right to exercise its rights to purchase directly from USB's THIRD PARTY suppliers granted hereunder shall continue for so long as USB is
unable to supply   [                   *                ] and for such period
thereafter as is required by such THIRD PARTY suppliers in order to agree to manufacture the PRODUCT. With respect to any PRODUCT purchased directly from USB's THIRD PARTY suppliers pursuant to this Section 6.13, ALZA shall pay USB's THIRD PARTY suppliers directly for PRODUCT and, in lieu of the payments provided for in Section 6.6, ALZA shall pay USB [ * ] of such PRODUCT. Promptly after execution of this AGREEMENT, at ALZA's request, USB will assist ALZA in making appropriate arrangements directly with USB's suppliers, Ben Venue Laboratories, and USB's supplier of bulk drug substance for PRODUCT, Sipsy S.A. to provide for such direct supply of PRODUCT. It is the intention of the parties that ALZA's rights under this AGREEMENT, including this Section 6.13, shall remain in place in the event of USB's bankruptcy, insolvency, or if voluntary or involuntary proceedings are instituted by or against USB, or a receiver or custodian is appointed for USB's business, or a substantial portion of USB's business is subject to attachment or similar process, or USB is unable to satisfy its financial obligations as they become due, USB enters into any composition or arrangement with its creditors or enters into liquidation (each a "USB BANKRUPTCY EVENT").

     6.14  Bankruptcy.  It is the intent of the parties that ALZA remain the
           -----------
exclusive distributor of PRODUCT in the TERRITORY during the COPROMOTION PERIOD
and any EXTENSION PERIOD, even in the event of a USB BANKRUPTCY EVENT.   To that
end, USB agrees that ALZA may make direct arrangements (with which USB will assist ALZA) with USB's THIRD PARTY suppliers of PRODUCT for drug substance and drug product and testing services, and USB intends that ALZA have the right to continue distributing the PRODUCT, under the TRADEMARKS, for the COPROMOTION PERIOD and any EXTENSION PERIOD, even in the event of any such USB BANKRUPTCY EVENT.

                                  ARTICLE VII
              AMOUNTS PAYABLE TO USB DURING THE COPROMOTION PERIOD

     7.1  Upfront Payments and Distribution Fees.  In consideration of the
          --------------------------------------
exclusive distribution
rights in the TERRITORY granted to ALZA hereunder, ALZA
shall pay USB upfront fees and  distribution fees, in the following installments:
     (a) upfront fees and distribution fees totalling $20,000,000 as follows:
     [     *
                             ]


     [               *                      ]

     (b) a $10,000,000 distribution fee within ten (10) business days after the first to occur on or after [

     *



      ]  and

     (c) a $5,000,000 distribution fee within ten (10) business days after the occurrence, on or after [
     *
     ]

     (d) All the payments provided for pursuant to this Section 7.1 shall be nonrefundable and noncreditable.

     7.2  Loan. If USB's cash (or cash equivalents) balance at anytime during
          ----
calendar year 1998 or 1999 is less than $30 million, ALZA shall, on USB's written request made during such period, make loan of $5,000,000 to USB. The loan shall be evidenced by a promissory note bearing interest at the lowest rate permitted by law on the date of the loan so as not to give rise to any imputed interest. The loan shall be repaid by USB to ALZA in five equal annual installments of principal, plus accrued interest, beginning on January 3, 2002. Prepayment in full will be required in any of the following events: (i) upon a change of control of USB as defined below; (ii) on or after January 3, 2002 in the event of a public or private financing by USB with net proceeds in excess of $40 million; (iii) if, in the RESIDUAL PERIOD, NET SALES of PRODUCT in the TERRITORITY in any CONTRACT YEAR exceed $100 million; or (iv) upon valid termination of this AGREEMENT by ALZA due to a material breach hereof by USB. The loan will be secured by USB assets having a fair market value from time to time equal to 100% of the principal and accrued interest, such assets to be reasonably acceptable to ALZA on the basis of value and liquidity. For purposes of this Section 7.2, a "change of control" means (i) a merger, consolidation or combination in which a party to this AGREEMENT is not the surviving corporation, or (ii) any "person" (within the meaning of Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the party representing 50% or more of the combined voting power of the party's then-outstanding securities.

        For purposes of this Section 7.2, a "change of control" means (i) a merger, consolidation or combination in which a party to this AGREEMENT is not the surviving corporation, or (ii) any "person" (within the meaning of Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of
1934) is or becomes the beneficial owner, directly or indirectly, of securities of the party representing 50% or more of the combined voting power of the party's then-outstanding securities.

                                  ARTICLE VIII
                            REVERSE PRODUCT PAYMENTS

     8.1  Reverse PRODUCT Payments.  Except as provided in Sections 3.6(d), and
          ------------------------
13.1, following expiration or termination of the COPROMOTION PERIOD and any
EXTENSION PERIOD, and for a period of [   *   ] after the expiration or
termination of the COPROMOTION PERIOD, USB shall pay to ALZA a reverse PRODUCT payment in respect of USB NET SALES of PRODUCT in the TERRITORY as set forth
below.   The reverse PRODUCT payments payable by USB to ALZA pursuant to this
Article shall be as follows:

[



     *



                                       ]

     In the event USB commercializes PRODUCT through license, or exclusive distribution, copromotion arrangements or other similar arrangement with a THIRD PARTY where such THIRD PARTY is selling PRODUCT in the TERRITORY during the RESIDUAL PERIOD, ALZA shall be paid reverse PRODUCT payments on NET SALES of PRODUCT in the TERRITORY in the percentages set forth above. For determining the NET SALES of PRODUCT to calculate reverse PRODUCT payments hereunder, the sale into the market, and not the sale to any commercial partner or partners, shall be the relevant sale.

     8.2  Reverse PRODUCT Payment Terms.  During the RESIDUAL PERIOD, within 60
          -----------------------------
days after the end of each calendar quarter, USB shall deliver to ALZA a true accounting of: (i) NET SALES of PRODUCT in such quarter in the TERRITORY as to which payments are due under either Section 3.6(d)(iii) or 8.1 (a) above; and
(ii) a calculation of reverse PRODUCT payments due with respect thereto. Simultaneously with delivery of such accounting to ALZA, USB shall pay the reverse PRODUCT payments then due.

     8.3  USB Diligence.  During the RESIDUAL PERIOD, USB will use its
          -------------
reasonable commercial efforts to diligently market or have marketed PRODUCT throughout the TERRITORY. In the event any of the conditions set forth in
Section 12.3(b) occurs, USB's diligence obligations shall be suspended until such time, if ever, as promotion and sale of PRODUCT by or on behalf of USB resume.

                                   ARTICLE IX
       REGULATORY MATTERS; ADVERSE REACTIONS; MARKET RECALLS; INSPECTION

     9.1  Licenses, Filings, Registrations, Permits and REGULATORY APPROVALS.
          ------------------------------------------------------------------
USB shall be responsible for seeking, obtaining and maintaining REGULATORY APPROVAL for the PRODUCT. ALZA shall be responsible for seeking, obtaining and maintaining those licenses, registrations and permits required to be obtained by ALZA to enable ALZA to act as the exclusive distributor of PRODUCT pursuant to this AGREEMENT. Each of the parties shall cooperate with the other in making and maintaining all regulatory filings that may be necessary or desirable in connection with the execution, delivery and performance of this AGREEMENT and each party shall use its reasonable efforts to obtain any regulatory approvals relating thereto. ALZA shall be responsible for obtaining all reimbursement approvals reasonably necessary to commercialize the PRODUCT in the TERRITORY during the COPROMOTION PERIOD and any EXTENSION PERIOD.

     9.2  Communication With Agencies.  USB shall have responsibility for
          ---------------------------
communications with the FDA which relate to the NDA for the PRODUCT; and ALZA shall have responsibility for communications with the FDA concerning marketing and advertising materials. Except as set forth above, the COLLABORATION COMMITTEE shall determine from time to time which party shall have responsibility for communications with various other government agencies and shall divide those responsibilities as it sees fit, provided that each party shall have responsibility for such communications as are required of such party by virtue of its ownership of PRODUCT licenses or permits. During the term of this AGREEMENT, each party shall promptly provide the other with copies of any communications it sends to or receives from, and any significant communications (which are known to the party to exist and which the party can obtain copies of) with, any governmental agency in the TERRITORY concerning PRODUCT. In the event a party cannot obtain a copy of any such significant communication, such party shall inform the other party of what such party believes to be the content of any such communication.

     9.3  Governmental Inspections.  During the COPROMOTION PERIOD and any
          ------------------------
EXTENSION PERIOD, each party shall advise the other party of any governmental visits to, or written or oral inquires about, any facilities or procedures for the manufacture, storage, handling of PRODUCT, or the marketing, selling, promotion or distribution of the PRODUCT promptly (but in no event later than two (2) business days) after notice of such visit or inquiry. Each party shall furnish to the other party, within three (3) business days, any report or correspondence issued by or provided to the governmental authority in connection with such visit or inquiry, purged only of trade secrets of such party that are unrelated to the other party's activities under this AGREEMENT and any information that is unrelated to PRODUCT. Each party shall designate a representative to receive such notice and documentation. Each party shall permit the relevant governmental authorities to inspect its facilities in connection with the activities contemplated by this AGREEMENT.

     9.4  Adverse Reactions, etc.
          -----------------------

     (a) For PRODUCT, USB shall have the responsibility for reporting of adverse experience information to meet the current requirements for Adverse Drug Reaction ("ADR") reporting to the FDA. If at any time during this AGREEMENT ALZA receives notice of an adverse drug event that is a serious adverse drug event ("SADE"); or OTHER INFORMATION (as defined hereinafter), ALZA shall notify USB in a timely manner (but not later than 48 hours) by telephone, confirmed in writing, to the person designated as USB's contact from time to time. USB shall have responsibility to determine whether such information must be reported to the FDA. USB shall make an initial determination as to reportability and shall communicate such information to ALZA within an additional 48 hours. USB shall report to ALZA any marketed product SADE or OTHER INFORMATION within 48 hours after USB receives it. USB will provide ALZA with copies of all 15 Day Alert Reports submitted to the FDA within 48 hours of submission. USB will also provide ALZA with copies of the NDA Periodic Report together with a summary of worldwide spontaneous adverse event information and a trending analysis of these events within 30 days of the designated NDA quarterly reporting period. The parties shall promptly meet after the execution of this AGREEMENT, to develop mutually acceptable written guidelines and procedures to govern the sharing of adverse experience information and the assessment and submission of adverse experience reports to the FDA.

     (b) For purposes of this AGREEMENT, "OTHER INFORMATION" consists of the following:

               (i) information on disapproval or cancellation of the REGULATORY APPROVAL of PRODUCT;

               (ii) information on modifications required to be made in the contents of the REGULATORY APPROVAL of PRODUCT in order to prevent, or to warn against risks of, death or bodily harm;

               (iii) information on withdrawal of PRODUCT from the marketplace in the TERRITORY;

               (iv) information on important revisions of precautions in the usage of PRODUCT as set forth in the labelling pursuant to the REGULATORY APPROVAL and;

               (v) any information which could adversely impact the marketing of PRODUCT.

          (c) Disclosure of information by either party to the other hereunder shall continue as long as ALZA continues to distribute or clinically test PRODUCT or at the request of a party such longer period is reasonably necessary in connection with this AGREEMENT. All such reports and disclosures shall be made to the regulatory representative of each party designated in writing to the other party from time to time.

     9.5  PRODUCT Recalls, etc.  ALZA shall prepare and maintain a written
          ---------------------
Standard

Operating Procedure ("SOP"), subject to the approval of USB, to handle any recalls of PRODUCT in the TERRITORY. In the event that (i) any governmental agency or authority issues a request or directive or orders that PRODUCT be recalled or retrieved; (ii) a court of competent jurisdiction orders that PRODUCT be recalled or retrieved; or (iii) USB and ALZA reasonably determine, after mutual consultation, that PRODUCT should be recalled, retrieved or a dear doctor letter is required relating to restrictions on use of the PRODUCT, ALZA shall conduct such activity and the parties shall take all appropriate corrective actions and shall execute the steps detailed in the SOP. In the event such action results from the breach of USB's representations and warranties under this AGREEMENT, or USB negligence, or willful misconduct, USB shall be responsible for the expenses thereof. In the event such action results from a breach of any of ALZA's representations and warranties under this AGREEMENT or ALZA's negligence or willful misconduct, ALZA shall be responsible for the expenses thereof. For purposes of this AGREEMENT, the expenses of the action shall be the expenses of notification and return or destruction (if authorized by USB) of the PRODUCT, the cost of replacement PRODUCT and any costs directly associated with the distribution of replacement PRODUCT. Otherwise, the parties shall be responsible for the expenses of the action in the proportion of [ * ] ALZA and USB shall cooperate fully with one another in conducting any such action. ALZA shall destroy lawfully reclaimed PRODUCT only upon USB (or governmental authority) written instruction to destroy such PRODUCT. Otherwise, ALZA may return such PRODUCT to USB within 30 days after completion of the action. For the purposes of determining USB's contribution to the expenses of the action, USB's supply of replacement PRODUCT shall be valued at [ * ]

                                   ARTICLE X
                       KNOW-HOW; CONFIDENTIAL INFORMATION

     10.1 Ownership of SCIENTIFIC KNOW-HOW and COMMERCIAL KNOW-HOW; Disclosure.
          --------------------------------------------------------------------
     (a) It is the intention of the parties that USB shall be the owner of all right, title and interest in and to all SCIENTIFIC KNOW-HOW, whether generated by USB, ALZA or others under agreement with USB or ALZA, as a result of the activities contemplated by this AGREEMENT. ALZA shall use its reasonable commercial efforts to obtain for USB the rights to all SCIENTIFIC KNOW-HOW
generated under clinical study agreements with THIRD PARTIES.   To the extent
that ALZA gives

THIRD PARTIES unrestricted grants to conduct clinical studies with PRODUCT, ALZA shall use its reasonable commercial efforts to obtain from such THIRD PARTIES the rights to the SCIENTIFIC KNOW-HOW generated by such THIRD PARTIES. To the extent ALZA is unable to obtain such rights from THIRD PARTIES, ALZA and USB shall mutually agree on whether to proceed with studies with any such THIRD PARTIES and on what terms. In the event that USB requires that ALZA not enter into arrangements for a material number of clinical studies due to the foregoing, ALZA shall not be deemed to be in breach of its obligations pursuant to Section 5.2 (b) of this AGREEMENT and the parties shall mutually agree on terms under which ALZA's RESEARCH AND DEVELOPMENT program for the PRODUCT should proceed. USB shall provide ALZA with the SCIENTIFIC KNOW-HOW, subject to this Section 10.1 of this AGREEMENT and, to the extent necessary in connection with ARTICLE VI hereof, chemistry and manufacturing SCIENTIFIC KNOW-HOW shall be provided to ALZA for use by ALZA in performance of its activities under this AGREEMENT. USB shall be the owner of all right, title and interest in and to any and all SCIENTIFIC KNOW-HOW developed or conceived by ALZA, or others under agreement with ALZA, as well as any patent rights which may be obtained thereon, including such rights which relate to the manufacture, use or sale of PRODUCT, or are a result of using USB's SCIENTIFIC KNOW-HOW or CONFIDENTIAL INFORMATION, whether as a result of the ALZA RESEARCH AND DEVELOPMENT program or its other activities hereunder. ALZA will, at USB's request and USB's expense, execute all applications, assignments or other documents and provide such assistance as USB shall deem necessary or useful in order to apply for and obtain copyrights, patents and other intellectual property protection for such inventions and discoveries. ALZA shall disclose all such proprietary information to USB in a timely manner such that USB may obtain such intellectual property protection. SCIENTIFIC KNOW-

HOW shall include all SCIENTIFIC KNOW-HOW disclosed by USB to ALZA under the EXISTING CONFIDENTIALITY AGREEMENTS (as defined in Section 17.7 below). ALZA will hold in strict confidence the SCIENTIFIC KNOW-HOW and will take all reasonable steps to prevent disclosure or use of the SCIENTIFIC KNOW-HOW except as permitted by this AGREEMENT or as is necessary to carry out the activities contemplated hereby. Without the prior written consent of USB, ALZA shall not use the SCIENTIFIC KNOW-HOW for any purpose other than performing its obligations or exercising its rights under this AGREEMENT. ALZA shall have the right to disclose the SCIENTIFIC KNOW-HOW only to its directors, employees, consultants and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this AGREEMENT who have a need to know such information in connection with such party performing its obligations as contemplated by this AGREEMENT. The obligations of ALZA with respect to the SCIENTIFIC KNOW-HOW shall not apply to SCIENTIFIC KNOW-HOW: (i) which ALZA can demonstrate by its written records was known by ALZA prior to the disclosure thereof by the disclosing party not obtained directly or indirectly through the parties to this AGREEMENT or the activities undertaken under this AGREEMENT;
(ii) which is disclosed to ALZA without restriction by a THIRD PARTY who has the right to make such disclosures who did not obtain the SCIENTIFIC KNOW-HOW directly or indirectly through the parties to this AGREEMENT or the activities undertaken under this AGREEMENT; or (iii) which falls within the exceptions set forth in Section 10.2 (b) (iii) and (iv) below. No provision of this AGREEMENT shall be construed so as to preclude such disclosure of SCIENTIFIC KNOW-HOW as may be inherent in or reasonably necessary to the securing from any governmental agency of any necessary approval or license, or to the obtaining of patents by USB. Upon the termination, expiration, cancellation or abandonment of this AGREEMENT, ALZA shall promptly return to USB all copies and embodiments of the SCIENTIFIC KNOW-HOW, except that ALZA shall be permitted to retain one copy of any such material to monitor ALZA's continuing obligations hereunder.

     (b) It is the intention of the parties that ALZA and USB shall be joint owners of all right, title and interest in and to all COMMERCIAL KNOW-HOW, whether generated by USB, ALZA or others under agreement with USB or ALZA. Each party shall have full rights to use the COMMERCIAL KNOW-HOW during and after the term of this AGREEMENT.

     10.2 Confidential Information.
          ------------------------

          (a) Each party has and may hereafter, from time to time in the course of the performance of this AGREEMENT, disclose CONFIDENTIAL INFORMATION (as defined below) to the other party. Each party will hold in strict confidence the CONFIDENTIAL INFORMATION of the other party and will take all reasonable steps to prevent disclosure to, or use of the CONFIDENTIAL INFORMATION of the other party by, any THIRD PARTY, except as permitted under this AGREEMENT or as necessary to carry out the activities contemplated hereby. Further, neither party shall, without the prior written consent of the other party, use the CONFIDENTIAL INFORMATION of the other party for any purpose other than performing its obligations or exercising its rights under this AGREEMENT. Each party will disclose the CONFIDENTIAL INFORMATION of the other party only to its directors, employees, consultants, vendors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this AGREEMENT who have a need to know such information in connection with such party performing its obligations or exercising its rights under this AGREEMENT. No provision of this AGREEMENT shall be construed so as to preclude such disclosure of CONFIDENTIAL INFORMATION as may be inherent in or reasonably necessary to the securing from any governmental agency of any necessary approval or license, or to the obtaining of patents by the parties. Upon the termination, expiration, cancellation or abandonment of this AGREEMENT, each party shall promptly return to the other party all copies and embodiments of the CONFIDENTIAL INFORMATION of such other party, subject to the retention of one (1) complete copy for archival purposes. The obligations of the parties relating to CONFIDENTIAL INFORMATION shall expire ten years after the date of the termination, expiration, cancellation or abandonment of this AGREEMENT.

          (b) "CONFIDENTIAL INFORMATION" shall mean all trade secret and proprietary information and data, (but shall not include SCIENTIFIC KNOW-HOW or COMMERCIAL KNOW-HOW) provided by a party to the other party pursuant to this AGREEMENT or the EXISTING CONFIDENTIALITY AGREEMENTS (as defined in Section 17.6 below) or generated pursuant to this AGREEMENT except any portion thereof which:

               (i) the recipient can demonstrate by its written records was known by the recipient prior to the disclosure thereof by the disclosing party;

               (ii) is disclosed to the recipient without restriction after disclosure thereof by the disclosing party by a THIRD PARTY who has the right to make such disclosure;

               (iii) is or becomes part of the public domain through no breach of this AGREEMENT by the recipient; or

               (iv) the recipient can demonstrate by its written records was independently developed by or for the recipient without reference to the information or date disclosed by the disclosing party and by individuals or entities who have not had access to such information or data disclosed.

     (c) This Section 10.2 shall not be construed to grant any rights to ALZA in or to any SCIENTIFIC KNOW-HOW.

     10.3 AFFILIATES and Sublicensees.  Nothing herein shall be construed as
          ---------------------------
preventing either party (each, a "Receiving Party") from disclosing any information received from the other party to an AFFILIATE, sublicensee or distributor of the Receiving Party, provided such AFFILIATE, sublicensee or distributor has agreed with the Receiving Party, in writing, to maintain the confidentiality of such information to the same extent as the Receiving Party is bound under this AGREEMENT, and subject to the other provisions of this AGREEMENT.

     10.4 Ownership.  CONFIDENTIAL INFORMATION furnished hereunder by USB to
          ---------
ALZA shall remain the sole property of USB. Nothing contained herein shall be construed as giving ALZA any rights in or with respect to any such CONFIDENTIAL INFORMATION, except the right to use such CONFIDENTIAL INFORMATION in connection
with performance under this AGREEMENT.   CONFIDENTIAL INFORMATION furnished
hereunder by ALZA to USB which is unrelated to the PRODUCT shall remain the sole property of ALZA and nothing contained herein shall be construed as giving USB any rights in or with respect to any such CONFIDENTIAL INFORMATION, except the right to use such CONFIDENTIAL INFORMATION in connection with performance under this AGREEMENT.

     10.5 Legal Proceedings.  Subject in all cases to the provisions of ARTICLE
          ------------------
X, all CONFIDENTIAL INFORMATION disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this AGREEMENT based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal
(a) that CONFIDENTIAL INFORMATION received from the other party under this AGREEMENT remains the property of the other party, (b) of the confidentiality obligations under this AGREEMENT and (c) of the provisions of Section 6.13. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's CONFIDENTIAL INFORMATION and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this AGREEMENT.

     10.6 Public Announcements.
          --------------------

          (a) The parties shall agree on the form of initial press release announcing this transaction to be issued by each party or jointly, as the parties may agree.

          (b) A party may disclose the terms and conditions of this AGREEMENT to the extent that such disclosure is required by law, including without limitation the securities laws of the United States. The parties acknowledge and agree that the determination that a disclosure is required by law shall be made in the sole, but reasonably exercised, discretion of the party making such disclosure. To the extent a party determines that a disclosure is necessary under this paragraph 10.6(b), the parties will work together in good faith to attempt to agree upon the content of the disclosure.

          (c) The parties may also disclose the existence or terms of this AGREEMENT to bankers and other business associates if such persons have agreed in writing to keep the information confidential.

     10.7 Publications.  Neither party shall submit for written or oral
          ------------
publication any manuscript, abstract or the like which includes data or other information related to the PRODUCT without providing in advance a copy of such submission to the other party for review and comment. With respect to a manuscript, the manuscript shall be provided a minimum of thirty (30) days in advance and with respect to an abstract, the abstract shall be provided fourteen
(14) days in advance.

                                   ARTICLE XI
                        PATENT AND TRADEMARK LITIGATION

     11.1 THIRD PARTY Patent or Trademark Litigation.  In the event of the
          ------------------------------------------
institution of any suit by a THIRD PARTY against USB or ALZA for patent or trademark infringement involving the manufacture, use, sale, distribution or marketing of PRODUCT anywhere in the TERRITORY, the party sued shall promptly notify the other party in writing. USB shall have the first right, but not the obligation, to defend such suit at its expense. If USB does not commence a defense of such suit within 60 days after it receives written notice thereof, ALZA, after so notifying USB in writing, shall be entitled to defend the suit at ALZA's expense. USB shall indemnify and hold harmless ALZA and its officers, directors, stockholders, employees, successors and assigns from any loss, damage or liability

(including reasonable attorneys' fees) in any such patent or trademark infringement action arising from the manufacture or use of the PRODUCT in the TERRITORY or the sale, distribution or marketing of the PRODUCT in the TERRITORY in accordance with the PRODUCT labelling.

     11.2 Infringement.  In the event that USB or ALZA becomes aware of actual
          ------------
or threatened infringement of a PATENT or TRADEMARK related to PRODUCT anywhere in the TERRITORY, that party shall promptly so notify the other party in writing. USB shall have the first right, but not the obligation, to bring, at its own expense, an infringement action or file any other appropriate action or claim related to infringement of the PATENT or the TRADEMARK, wherein such infringement relates to PRODUCT, against any THIRD PARTY. If USB does not commence a particular infringement action within 90 days after it receives written notice of such infringement, ALZA, after so notifying USB in writing, shall be entitled to bring such infringement action or any other appropriate action or claim at ALZA's expense. In any action pursuant to this section, the party bringing the action shall have the right to use the name of the other party in connection therewith, or to join the other party to the extent necessary provided that the party bringing the action indemnifies and holds harmless the other party, its officers, directors, shareholders, employees, successors and assigns from any loss, damage or liability, including reasonable attorneys' fees, resulting from such naming or joining.

     11.3 Control of Litigation, Assistance and Settlement.  The party
          ------------------------------------------------
conducting any action pursuant to this Article shall be entitled to bring and control the action through counsel of its choice, and, upon request, the other party shall cooperate and provide reasonable assistance in any such action at the expense of the requesting party. No settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by one party pursuant to this Article may be entered into without the consent of the other party if such settlement would require the non-settling party to be subject to an injunction or to make a monetary payment in excess of the percentages set forth in Section 11.4, or would adversely affect the non-settling party's rights under this AGREEMENT.

     11.4 Expenses and Awards.  The costs and expenses of the party bringing an
          -------------------
action under Section 11.2 shall be reimbursed first out of any damages or other monetary awards recovered, and any remaining recovery shall then be applied to reimburse the expenses incurred by the other party in connection therewith. Any excess recovery remaining after the expenses of both parties have been
reimbursed shall be split (i) [         *           ] during the COPROMOTION
PERIOD (and any

EXTENSION PERIOD) and (ii) [            *           ] during the
RESIDUAL PERIOD. The party bringing such action shall request that the court make a determination regarding the period of time, including allocation between the COPROMOTION PERIOD and any EXTENSION PERIOD, if any, and the RESIDUAL PERIOD, for which such damages are being awarded.

     11.5 Obligation to Inform.  The parties shall keep one another informed of
          --------------------
the status of, and their respective activities regarding, any litigation concerning PRODUCT.

                                  ARTICLE XII
                              TERM AND TERMINATION

     12.1 Term.  Unless otherwise earlier terminated pursuant to this Article,
          ----
this AGREEMENT shall expire ten years after the end of the COPROMOTION PERIOD, or if extended by ALZA pursuant to Section 3.6(b), nine years after the end of the EXTENSION PERIOD. In the event that this AGREEMENT shall be terminated prior to the expiration of the COPROMOTION PERIOD, the COPROMOTION PERIOD shall be deemed to be terminated as of the effective termination date of this AGREEMENT.

     12.2 Termination by Either Party.  This AGREEMENT may be terminated
          ---------------------------
unilaterally by any party hereto upon written notice to the other party in the event of any of the following:

          (a) nonpayment of any properly due and payable amount that is continuing for twenty (20) business days after the defaulting party has received notice from the nondefaulting party of such nonpayment;

          (b) material breach by the other party of any provision herein (other than as specified in subsection (a) above) that is continuing forty-five (45) days after the non-breaching party gives the breaching party notice of such breach specifying in reasonable detail the particulars of the alleged breach (or if such breach cannot be cured within 45 days, no steps have been taken by the breaching party during such 45 day period to cure such breach); or

          (c) the other party becomes insolvent, or voluntary or involuntary proceedings are instituted by or against the other party, or a receiver or custodian is appointed for such party's business, or a substantial portion of such party's business is subject to attachment or similar process, or the other party is unable to satisfy its financial obligations as they become due, enters into any composition or arrangement with its creditors or enters into liquidation.

     12.3 Termination by ALZA.  ALZA may terminate this AGREEMENT as follows:
          -------------------

          (a) for any reason upon 12 months prior written notice delivered to USB by ALZA after completion of the First CONTRACT YEAR such termination to be effective after such 12-month notice period.
          (b) Upon thirty (30) days written notice to USB subsequent to the LAUNCH DATE in the event that there is a material change in the frequency or severity of serious adverse PRODUCT-related events, which events require additional or modified contraindications or warnings in the PRODUCT labelling and as a result NET SALES of the PRODUCT are significantly and adversely affected during each of three consecutive calendar months.

     12.4 Termination by USB.  USB may terminate this AGREEMENT as follows:
          -------------------

          (a) upon written notice to ALZA in the event that the launch of the PRODUCT has not occurred on or before the first anniversary of the date of the FDA approval letter for the PRODUCT, except if such failure to launch is a result of an event specified in Section 4.5(iv) of this AGREEMENT.

                                  ARTICLE XIII
                RIGHTS AND DUTIES UPON TERMINATION OR EXPIRATION

     13.1 Monies Paid or Due.
          ------------------

          (a) Upon the termination of this AGREEMENT prior to its expiration under Article XII, USB shall have the right to retain all payments received from ALZA pursuant to Articles VI and VII, ALZA shall have the right to retain all payments received from USB pursuant to Article VIII and each party shall pay to the other all sums accrued hereunder which are then due.

          (b) The termination of this AGREEMENT under Section 12.2 during the COPROMOTION PERIOD or any EXTENSION PERIOD shall terminate the nondefaulting party's obligation to make any remaining payments required by Articles III, VII or VIII from the first to occur of the giving of notice of default or the effective date of the termination.

          (c) If ALZA terminates this AGREEMENT under Section 12.2 above, for USB breach, then the RESIDUAL PERIOD shall be a period equal to two years for each CONTRACT YEAR (plus a proration for partial years) until the date of termination at one hundred percent (100%) of the relevant percentages from the table set forth in Section 8.1.

          (d) If ALZA terminates this AGREEMENT under paragraph 12.3(a) above, ALZA shall pay USB all sums accrued or due hereunder up through the effective date of termination, including, if earned, payments pursuant to Section 7.1 of this AGREEMENT and, with respect to reverse PRODUCT payments under this AGREEMENT, the following shall apply:

               (i) If the period from the LAUNCH DATE to the effective date of the termination (the "MARKETED PERIOD") is less than three (3) years, then such termination shall terminate USB's obligation to make reverse PRODUCT payments pursuant to this AGREEMENT;

               (ii)  If the MARKETED PERIOD is greater than or equal to three
               (3) years but less than four (4) years, with respect to reverse
               PRODUCT payments,  USB shall be obligated to pay [          *
               ] of the relevant percentages from the table set forth in Section
               8.1 for a period equal to [            *
                        ]

               (ii) If the MARKETED PERIOD is greater than or equal to four (4) years but less than five (5) years, with respect to reverse PRODUCT payments, USB shall be obligated to pay [
               * ] of the relevant percentages from the table set forth in Section 8.1 for a period equal to [
                  *        ]

          (e) If ALZA terminates this AGREEMENT under paragraph 12.3(b) above, ALZA shall pay USB all sums accrued or due hereunder up through the effective date of termination, including, if earned, payments pursuant to Section 7.1 of this AGREEMENT and, with respect to reverse PRODUCT payments under this AGREEMENT, and, in the event USB continues to market PRODUCT, USB shall be
obligated to pay [         *       ] of the relevant percentages from the table
set forth in Section 8.1 for a period equal to [             *               ]

          (f) If USB terminates this AGREEMENT under paragraph 12.4(a) above such termination shall terminate each party's obligation to make any remaining payments required by Articles III, VII or VIII from the effective date of termination.

     13.2 Termination of Distribution Rights.  Upon expiration or termination of
          ----------------------------------
the COPROMOTION PERIOD and any EXTENSION PERIOD, ALZA's rights to market and sell PRODUCT in the TERRITORY shall terminate, and all rights to market and sell PRODUCT shall revert to USB. Upon such expiration or termination, all promotional materials related to PRODUCT that contain ALZA's name shall no longer be used to promote, market and sell the PRODUCT.

     13.3 Remaining PRODUCT.  Upon expiration or termination of the COPROMOTION
          -----------------
PERIOD and any EXTENSION PERIOD, ALZA shall notify USB of the amounts of PRODUCT that ALZA then has on hand, and USB, in its sole discretion, with respect to all or any specified portion of such amounts, may elect (i) to permit ALZA and its distributors to sell the remaining amounts of PRODUCT for a period following the expiration or termination of the COPROMOTION PERIOD and any EXTENSION PERIOD not to exceed six (6) months; or (ii) repurchase such PRODUCT from ALZA at the actual purchase price paid by ALZA for such PRODUCT provided however in the event of termination by ALZA for USB breach pursuant to Section 12.2, the foregoing election shall be made by ALZA. In the event that either party elects the option set forth in Section 13.3 (i), USB and ALZA shall cooperate to achieve a smooth transition with respect to the PRODUCT marketing and USB shall have no obligation to accept from ALZA the amounts of PRODUCT that ALZA has on hand at the end of the COPROMOTION PERIOD and any EXTENSION PERIOD.

     13.4   Transfer of Information.  Promptly following the expiration or
            -----------------------
termination of the COPROMOTION PERIOD and any EXTENSION PERIOD, each party shall provide to the other copies of all COMMERCIAL KNOW-HOW in such party's possession which is not in the other party's possession.

     13.5 Transfer of Reimbursement Approvals and Purchase Contracts.  By the
          ----------------------------------------------------------
end of the COPROMOTION PERIOD (or any EXTENSION PERIOD), ALZA shall take such reasonable steps as shall be required to attempt to cause the transfer to USB (or USB's designated AFFILIATE) of any reimbursement approvals and purchase contracts related to PRODUCT in the TERRITORY that remain in the name of ALZA or an ALZA AFFILIATE, to the extent permitted by applicable law and to the extent they are transferrable pursuant to the terms thereof. Any out-of-pocket fees and similar expenses incurred by ALZA to effect such transfer shall be borne by USB.


     13.6  Survival of Rights.  Articles I, IX, X, XI, XIII, XIV, XVI, XVII and
           ------------------
Sections 3.5, 4.7, 6.10, 6.11, 6.12, 6.13, 6.14, and any other provision which by its terms is to stated to survive this AGREEMENT, shall survive the termination or expiration of this AGREEMENT. In addition, any other provision required to interpret and enforce the parties' rights and obligations under this AGREEMENT also shall survive to the extent required for the full observation and performance of this AGREEMENT by the parties hereto.

     13.7 Rights Not Exclusive.  All rights to terminate, and rights upon
          --------------------
termination, provided for either party in this AGREEMENT are in addition to other remedies in law or equity which may be available to either party.

     13.8 Safety Events.  In the event that ALZA does not terminate this
          --------------
AGREEMENT and there has occurred a safety-related event as described in Section 12.3(b) ("SAFETY EVENT"), the parties expressly acknowledge that USB shall have the right to require that the PRODUCT not be sold under this AGREEMENT pending satisfactory resolution of any such event, the AGREEMENT shall remain in place, and if sales and marketing of PRODUCT are resumed, the AGREEMENT shall be extended for the period of suspension of marketing of PRODUCT as a result of any such SAFETY EVENT. In the event that PRODUCT is not launched hereunder as a result of a SAFETY EVENT within fifteen (15) years of the date of such SAFETY EVENT, this AGREEMENT shall terminate. Post-launch, in the event that PRODUCT sales or marketing are not resumed by or through USB within fifteen (15) years of such SAFETY EVENT, this AGREEMENT shall terminate.

                                  ARTICLE XIV
                        PAYMENT TERMS GENERALLY; RECORDS

     14.1 Records.  Each party shall maintain at a location in the United States
          -------
true and complete books and records in accordance with generally accepted accounting principles, in sufficient detail to enable NET SALES of PRODUCT in the TERRITORY and the calculation of amounts payable to the other party hereunder, or expended by such party in accordance with this AGREEMENT, to be verified and to enable verification of all other quantifiable obligations hereunder. All such relevant records (wherever located) shall be maintained for at least three years after the submission of each report required to be provided under this AGREEMENT. Within 90 days after the end of each party's fiscal year, such party shall deliver to the other party a letter from the independent auditors of such party confirming the correctness of all payments made and amounts expended hereunder during the preceding twelve month period. Each party shall have the right, through its independent auditors to conduct an annual audit, during normal business hours and following reasonable prior notice to the other party, to examine the books and records of the other party for the purpose of verifying the payments or expenditures of such party hereunder. The parties agree that information furnished as a result of any such examination shall be limited to a written statement by such accountants to the effect that they have reviewed the books of account of the party being audited and either (i) the amounts of the payments due or expenditures made under this AGREEMENT are in conformity with such books of account and the applicable provisions of this AGREEMENT or (ii) setting forth any required adjustments. The fees and expenses of the accountants performing such verification shall be borne by the party requesting the audit. If any such audit shows any underpayment or overcharge, a correcting payment or refund shall be made within 30 days after receipt of the written statement described above. Notwithstanding the foregoing, if any such audit results in any underpayment or overcharge with respect to any twelve month period more than the greater of (i) $10,000 or (ii) 5% of the payment actually due then the party being audited shall bear all costs of the audit. Such access shall be available not more than once in each calendar year and for eighteen (18) months after the expiration or termination of this AGREEMENT, but absent a finding of gross negligence or bad faith or a payment discrepancy of 15% or more, in no event shall a party be entitled to review or audit a matter occurring more than three years before the requested date of the review or audit.

     14.2 Place of Payment; Interest.  All payments to be made under this
          --------------------------
AGREEMENT shall be paid in U.S. dollars by wire transfer in immediately available funds, to such account as the receiving party shall have designated from time to time in writing to the other party. Any such payment shall be deemed to have been paid when recorded in the proper account. Any payment that is not paid when due shall bear interest from the due date until payment in full, at a rate equal to one percent per month (or at the maximum per annum rate allowed by applicable law, if less).

     14.3 No Set-offs, etc.  No part of any amount properly due and payable to
          -----------------
either party hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which the other party may have.

     14.4 Taxes.  The party receiving any payments pursuant to this AGREEMENT
          ------
shall pay any and all taxes levied on such payments. If laws or regulations require that taxes be withheld on any payment, the remitting party will (i) deduct those taxes from the payment, (ii) pay the taxes to the proper taxing authority and (iii) send evidence of the obligation together with proof of payment to the other party within sixty days following that payment.

                                   ARTICLE XV
                   REPRESENTATIONS AND WARRANTIES; COVENANTS

     15.1 Mutual Authority.  USB and ALZA each represents and warrants to the
          ----------------
other that (i) it has the authority and right to enter into and perform this AGREEMENT and (ii) its execution, delivery and performance of this AGREEMENT will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a party or by which it is or becomes bound.

     15.2 Compliance with Applicable Laws.  ALZA and USB each covenants to the
          -------------------------------
other that it will comply fully with all laws applicable to it and its activities under this AGREEMENT.

     15.3 Debarment.  Each party represents that neither it nor any of its
          ---------
employees or consultants have been debarred or the subject of debarment proceedings by the FDA.

                                  ARTICLE XVI
                           INDEMNIFICATION; INSURANCE

     16.1 Indemnification by ALZA.  ALZA shall indemnify, defend and hold
          -----------------------
harmless USB and its affiliates, employees, officers and directors, and its successors and assigns, (each, a "USB INDEMNIFIED PARTY") from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees), subject to the limitations in Section 16.5 (collectively, a "LIABILITY"), which the USB INDEMNIFIED PARTY may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by ALZA of any covenant, representation or warranty contained in this AGREEMENT, (ii) any negligent act or omission of ALZA, in the promotion, marketing, distribution and sale of PRODUCT or any other activity conducted by ALZA under this AGREEMENT which is the proximate cause of injury, death or property damage to a THIRD PARTY, (iii) promotion and advertising of the PRODUCT, interactions and communications with governmental authorities in connection with such promotion and advertising, including any FDA requirements or recommendations with respect to such promotion and advertising, including without limit corrective advertising and dear doctor letters, and any charge by FDA that PRODUCT is misbranded as a result of any PRODUCT advertising or promotion; or (iv) the successful enforcement by a USB INDEMNIFIED PARTY of any of the foregoing.

     16.2 Indemnification by USB.  USB shall indemnify, defend and hold harmless
          ----------------------
ALZA and its affiliates, employees, officers and directors and its successors and assigns (each, an "ALZA INDEMNIFIED PARTY") from and against any LIABILITY (subject to the limitations in Section 16.5), which the ALZA INDEMNIFIED PARTY may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach by USB of any covenant, representation or warranty contained in this AGREEMENT, (ii) any negligent act or omission of USB in the manufacture, promotion or marketing of PRODUCT or any other activity conducted by USB under this AGREEMENT which is the proximate cause of injury, death or property damage to a THIRD PARTY, or (iii) the successful enforcement by an ALZA INDEMNIFIED PARTY of any of the foregoing.

     16.3 Conditions to Indemnification.  The obligations of the indemnifying
          -----------------------------
party under paragraphs 16.1 and 16.2 are conditioned upon the delivery of written notice to the indemnifying party of any potential LIABILITY promptly after the indemnified party becomes aware of such potential LIABILITY. The indemnifying party shall have the right to assume the defense of any suit or claim related to the LIABILITY if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this AGREEMENT and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

     16.4 Settlements, etc.  Neither party may settle a claim or action related
          -----------------
to a LIABILITY without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party's rights under this AGREEMENT. Any payment made by a party to settle any such claim or action shall be at its own cost and expense.

     16.5 Limitation of Liability.  With respect to any claim by one party
          -----------------------
against the other arising out of the performance or failure of performance of the other party under this AGREEMENT, the parties expressly agree that the liability of such party to the other party for such breach shall be limited under this AGREEMENT or otherwise at law or equity to direct damages only and in no event shall a party be liable to the other party for indirect, incidental, special or consequential damages, including without limitation, lost profits.

     16.6 Insurance.  Each party shall, during the term of this AGREEMENT,
          ---------
maintain commercially reasonable amounts of insurance from a reputable insurance carrier for liability insurance, including products liability and contractual liability insurance, in an amount not less than $5,000,000. Each party shall provide the other party with evidence of such insurance upon request. Promptly after the EFFECTIVE DATE, each party shall name the other party an "additional insured" on such party's relevant insurance policies.


                                  ARTICLE XVII
                                 MISCELLANEOUS

     17.1 Force Majeure.  Subject to Section 6.13, if the performance of any
          -------------
part of this AGREEMENT by either party, including the performance of the RESEARCH AND DEVELOPMENT, or of any obligation under this AGREEMENT, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution.

     17.2 Governing Law.  This AGREEMENT shall be deemed to have been made in
          -------------
the State of Delaware and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     17.3  Injunctive Relief.  The parties hereby acknowledge that damages at
           -----------------
law may be an inadequate remedy for the breach of any of the agreements contained in Article X, and, accordingly, either party shall be entitled, without the need of establishing actual damages, to such injunctive relief as may be necessary to prevent, or to enjoin the continuation of, any such breach.


     17.4 Dispute Resolution.
          ------------------

          (a) Any matter that cannot be resolved by the required vote of the COLLABORATION COMMITTEE having jurisdiction thereof under this AGREEMENT and any other dispute, controversy or claim arising out of or relating to this AGREEMENT, or the breach, termination, or invalidity of this AGREEMENT, shall be submitted in the first instance to the Chief Executive Officer of USB and the Chief Executive Officer of ALZA.

          (b) If the matter or dispute cannot be resolved by the individuals designated in Section 17.4 (a) within 30 days after such submission, it shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified by this section. The number of arbitrators shall be three, one of whom is selected by ALZA, one of whom is selected by USB and one of whom is selected by USB and ALZA (or by the other two arbitrators if the parties cannot agree). The arbitration proceeding shall be conducted in the English language. Any arbitration proceeding instituted by ALZA shall be brought in Philadelphia, Pennsylvania, and any arbitration proceeding instituted by USB shall be brought in Palo Alto, California, unless the parties agree in writing to conduct the arbitration in another location.

          (c) The arbitration decision shall be binding and not be appealable to any court in any jurisdiction. The prevailing party may enter such decision in any court having competent jurisdiction.

          (d) Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared except that if, in the opinion of the arbitrators, any claim by a party hereto or any defense or objection thereto by the other party was unreasonable, the arbitrators may in their discretion assess as part of the award all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and expenses of the arbitrators against the party raising such unreasonable claim, defense or objection.

     17.5 Severability.
          ------------

          (a) If any provision of this AGREEMENT is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this AGREEMENT, the party adversely affected may terminate this AGREEMENT upon 60 days' prior written notice to the other party.

          (b) If any of the terms or provisions of this AGREEMENT is in conflict with any applicable statute or rule of law in any jurisdiction, then such term or provision shall be deemed inoperative in such jurisdiction to the extent of such conflict and the parties will renegotiate the affected terms and conditions of this AGREEMENT to resolve any inequities.

     17.6 Entire AGREEMENT.  This AGREEMENT constitutes the entire agreement
          ----------------
between the parties relating to the subject matter hereof and supersedes all previous writings and understandings, whether oral or written, including without limitation the Confidentiality Agreements between the parties dated August 25, 1995 and dated November 10, 1995 (the "EXISTING CONFIDENTIALITY

AGREEMENTS"), relating to the subject matter of this AGREEMENT. In the event of any inconsistency between this AGREEMENT and any schedule, appendix, standard operating procedure or other ancillary agreement or document contemplated by this AGREEMENT, the terms of this AGREEMENT shall govern.

     17.7 Amendment.  This AGREEMENT may not be amended, supplemented or
          ---------
otherwise modified except by an instrument in writing signed by both parties that specifically refers to this AGREEMENT.

     17.8 Notices.  Any notice required or permitted under this AGREEMENT shall
          -------
be sent by certified mail or courier service, charges pre-paid, or by facsimile transmission, to the address or facsimile number specified below:

     If to USB:

          One Tower Bridge
          100 Front Street
          West Conshohocken, Pennsylvania 19428
          Fax No: 610-832-4595
          Attention: Chief Executive Officer

          With a copy to:
               General Counsel
               Fax No: 610-832-4595

     If to ALZA:

          950 Page Mill Road
          P.O. Box 10950
          Palo Alto, California 94303
          Fax No.: (415) 496-8048
          Attention: Vice President and General Counsel or to such other address or facsimile number as the person may specify in a notice duly given to the sender as provided herein. A notice will be deemed to have been given as of the date that is five days after it is deposited in the United States mail or the date it is delivered by a courier service or, in the case of facsimile transmission, when received.

     17.9 Assignment and Binding Effect.  This AGREEMENT shall be binding upon
          -----------------------------
and inure to the benefit of the successors and assigns of the parties hereto. Neither party may assign any of its rights, or delegate any of its obligations, under this AGREEMENT without the written consent of the other party, except that either party may assign this AGREEMENT or any PATENT owned by it to any AFFILIATE or to any corporation with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this AGREEMENT relates, and ALZA may appoint distributors in the TERRITORY in possessions or territories, but not states or the District of Columbia, without obtaining the consent of USB. Such consent will not be unreasonably withheld if the proposed assignee has capabilities at least comparable to those of the assigning party to carry out its obligations hereunder.

     17.10  Headings and References.  All section headings contained in this
            -----------------------
AGREEMENT are for convenience of reference only and shall not affect the meaning or interpretation of this AGREEMENT. Unless the context requires otherwise, all references in this AGREEMENT to any article, section, schedule or appendix shall be deemed and construed as references to an article or section of, or an schedule or appendix to, this AGREEMENT, and any such schedules and appendices are incorporated in this AGREEMENT by such reference.

     17.11  No Agency.  It is understood and agreed that each party shall have
            ---------
the status of an independent contractor under this AGREEMENT and that nothing in this AGREEMENT shall be construed as authorization for either party to act as agent for the other. Members of the COLLABORATION COMMITTEE shall remain employees of ALZA or USB, as the case may be, and neither party shall incur any liability for any act or failure to act by employees of the other party, including members of any of the foregoing committees who are employees of the other party.

     17.12  No Strict Construction.  This AGREEMENT has been prepared jointly
            ----------------------
and shall not be strictly construed against either party.

     17.13  Counterparts.  This AGREEMENT shall become binding as of the
            ------------
EFFECTIVE DATE when any one or more counterparts hereof, individually or taken together, shall bear the authorized signatures of each of the parties hereto. This AGREEMENT may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon but all of which together shall constitute but one and the same instrument. A facsimile transmission of the signed AGREEMENT shall be legal and binding on all parties.

IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this AGREEMENT as of the date first written above.


               U.S. BIOSCIENCE, INC.



               BY:________________________________________
               Title: Chairman and Chief Executive Officer


               ALZA CORPORATION


               BY:________________________________________
               Title:  Vice President, Sales and Marketing

LIST OF APPENDICES
Appendix A - DEVELOPMENT COSTS

                                   EXHIBIT A
                               DEVELOPMENT COSTS

Development Costs are equal to the sum of (i) Research Expenses, (ii) General and Administrative Expenses and (iii) Capital Asset Expenditures.

     (i) Research Expenses include both Direct Expenses and Indirect Expenses related to PRODUCT, with the cost elements outlined on Exhibit A-1.

               (a) Direct Expenses include Direct Salaries, Clinical Expenses,
                    Supplies and other expenses incurred specifically in connection with the PRODUCT.

               (b) Indirect Expenses include Research Management and support costs of the organization. Indirect Expenses are allocated to
               the PRODUCT at a fixed rate of [         *           ]

     (ii) General and Administrative Expenses include cost elements outlined on Exhibit A-2. General and Administrative Expenses are
               allocated to the PRODUCT at a fixed rate of [         *
               ]

     (iii) Capital Asset Expenditures are the actual costs of new assets acquired specifically for the PRODUCT to use in RESEARCH AND DEVELOPMENT.



The DEVELOPMENT COSTS described in this Exhibit A are intended to cover only activities pursuant to the parties' RESEARCH AND DEVELOPMENT of the PRODUCT under this AGREEMENT, which will consist largely of clinical activities and related activities.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  EXHIBIT A-1

                               Research Expenses
                               -----------------

Direct Expenses
- ---------------

Direct Research Salaries*
Product Clinical Expenses and Outside Services
Product Specific Supplies
Product Travel and Related Expenses
Clinical Investigator Meeting Expenses
Miscellaneous Product Expenses
Regulatory and Filing Fees and Maintenance Payments

Indirect Expenses
- -----------------
Research Management and Indirect Salaries*
General Research Supplies and Materials
General Research Consulting and Outside Services
Facilities Expenses
Telephone and Communications
Equipment Depreciation, Rent, Maintenance and Services
Clinical Research Travel and Related Expenses
Patent and Trademark Expenses
Miscellaneous Indirect Research Expenses


*Salaries include Benefits

                                  EXHIBIT A-2

                      General and Administrative Expenses
                      -----------------------------------

Corporate Management, Administrative, and Indirect Salaries*
Telephone and Communications
Equipment Depreciation, Rent, Maintenance and Services
Board of Directors and Corporate Consulting
Annual Audit, Accounting and Legal Expenses
Facilities Expenses
Information Services (data processing) Expenses
Miscellaneous General and Administrative Expenses